Exhibit 10.1

Execution Version

Deal:
CUSIP - 52472KAA3
ISIN - US52472KAA34

Facility:
CUSIP – 52472KAB1
ISIN - US52472KAB17

CREDIT AGREEMENT

Dated as of December 11, 2019

among

LEGACY RESERVES INC.
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and an Issuing Bank

RBC CAPITAL MARKETS1,
WELLS FARGO SECURITIES, LLC, BMO CAPITAL MARKETS CORP., BARCLAYS BANK PLC, BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., CITIGROUP GLOBAL MARKETS INC., AND CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Joint Lead Arrangers and Joint Bookrunners

RBC CAPITAL MARKETS,
as Syndication Agent

BMO HARRIS FINANCING, INC. and BARCLAYS BANK PLC,
as Co-Documentation Agents

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

Table of Contents

Page

SECTION 1.	DEFINITIONS	2

1.1	Defined Terms	2
1.2	Other Interpretive Provisions	56
1.3	Accounting Terms	57
1.4	Rounding	58
1.5	References to Agreements, Laws, Etc	58
1.6	Times of Day	58
1.7	Timing of Payment or Performance	58
1.8	[Reserved]	58
1.9	Classification of Loans and Borrowings	58
1.10	Hedging Requirements Generally	58
1.11	Certain Determinations	58
1.12	Pro Forma and Other Calculations	59
1.13	Rates	59
1.14	Divisions	59

SECTION 2.	AMOUNT AND TERMS OF CREDIT	59

2.1	Commitments	59
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	60
2.3	Notice of Borrowing	60
2.4	Disbursement of Funds	61
2.5	Repayment of Loans; Evidence of Debt	62
2.6	Conversions and Continuations	62
2.7	Pro Rata Borrowings	63
2.8	Interest	63
2.9	Interest Periods	64
2.10	Increased Costs, Illegality, Changed Circumstances, Etc	64
2.11	Compensation	67
2.12	Change of Lending Office	67
2.13	Notice of Certain Costs	67
2.14	Borrowing Base	68
2.15	Defaulting Lenders	71
2.16	Increase of Total Commitment	73
2.17	Extension Offers	74

SECTION 3.	LETTERS OF CREDIT	76

3.1	Letters of Credit	76
3.2	Letter of Credit Applications	77

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3.3	Letter of Credit Participations	78
3.4	Agreement to Repay Letter of Credit Drawings	80
3.5	New or Successor Issuing Bank	81
3.6	Role of Issuing Bank	82
3.7	Cash Collateral	83
3.8	Applicability of ISP and UCP	83
3.9	Conflict with Issuer Documents	83
3.10	Letters of Credit Issued for Restricted Subsidiaries	83
3.11	Increased Costs	84
3.12	Independence	84

SECTION 4.	FEES; COMMITMENTS	84

4.1	Fees	84
4.2	Voluntary Reduction of Commitments	85
4.3	Mandatory Termination of Commitments	86

SECTION 5.	PAYMENTS.	86

5.1	Voluntary Prepayments	86
5.2	Mandatory Prepayments	87
5.3	Method and Place of Payment	89
5.4	Net Payments	89
5.5	Computations of Interest and Fees	93
5.6	Limit on Rate of Interest	93

SECTION 6.	CONDITIONS PRECEDENT TO INITIAL BORROWING	93

SECTION 7.	CONDITIONS PRECEDENT TO ALL SUBSEQUENT CREDIT EVENTS	98

SECTION 8.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	98

8.1	Existence, Qualification and Power	98
8.2	Corporate Power and Authority; Enforceability; Binding Effect	99
8.3	No Violation	99
8.4	Litigation	99
8.5	Margin Regulations	99
8.6	Governmental Authorization; Confirmation Order	99
8.7	Investment Company Act	99
8.8	True and Complete Disclosure	100
8.9	Tax Matters	100
8.10	Compliance with ERISA	100
8.11	Subsidiaries	101
8.12	Intellectual Property	101
8.13	Environmental Laws	101
8.14	Properties	101
8.15	Solvency	102

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8.16	Security Documents; Restrictions on Liens	102
8.17	Gas Imbalances, Prepayments	103
8.18	Marketing of Production	103
8.19	Financial Statements	103
8.20	OFAC; Patriot Act; FCPA; Use of Proceeds	103
8.21	Hedge Agreements	104
8.22	EEA Financial Institutions	104
8.23	Compliance with Laws and Agreements; No Default	104
8.24	Insurance	104

SECTION 9.	AFFIRMATIVE COVENANTS	104

9.1	Information Covenants	104
9.2	Books, Records and Inspections	109
9.3	Maintenance of Insurance	110
9.4	Payment of Obligations; Performance of Obligations under Credit Documents	110
9.5	Preservation of Existence, Compliance, Etc	110
9.6	Compliance with Requirements of Law	111
9.7	ERISA	111
9.8	Maintenance of Properties	111
9.9	Post-Closing Covenants	112
9.10	Compliance with Environmental Laws	112
9.11	Additional Guarantors, Grantors and Collateral	112
9.12	Use of Proceeds	114
9.13	Further Assurances	114
9.14	Reserve Reports	115
9.15	Reserved	116
9.16	Title Information	116
9.17	Deposit Account, Securities Account and Commodity Account Control Agreements	117
9.18	Minimum Hedged Volumes	118
9.19	Unrestricted Subsidiaries	118
9.20	Marketing Activities	119
9.21	Keepwell	119

SECTION 10.	NEGATIVE COVENANTS	119

10.1	Limitation on Indebtedness	119
10.2	Limitation on Liens	123
10.3	Limitation on Fundamental Changes	126
10.4	Limitation on Sale of Assets	128
10.5	Limitation on Investments	130
10.6	Limitation on Restricted Payments	133
10.7	Limitations on Debt Payments and Amendments	135
10.8	Negative Pledge Agreements	136
10.9	Limitation on Subsidiary Distributions	138

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10.10	Hedge Agreements	139
10.11	Financial Covenants	140
10.12	Accounting Changes	140
10.13	Change in Business; Foreign Operations	140
10.14	Transactions with Affiliates	141
10.15	Sale or Discount of Receivables	142
10.16	Gas Imbalances, Prepayments	142
10.17	ERISA Compliance	143

SECTION 11.	EVENTS OF DEFAULT	143

11.1	Payments	143
11.2	Representations, Etc	143
11.3	Covenants	143
11.4	Default Under Other Agreements	144
11.5	Bankruptcy, Etc	144
11.6	ERISA	144
11.7	Credit Documents	145
11.8	Security Documents	145
11.9	Judgments	145
11.10	Change of Control	145
11.11	Intercreditor Agreements	145
11.12	Application of Proceeds	146
11.13	Equity Cure	147

SECTION 12.	THE AGENTS	148

12.1	Appointment	148
12.2	Delegation of Duties	149
12.3	Exculpatory Provisions	149
12.4	Reliance by Agents	149
12.5	Notice of Default	150
12.6	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	150
12.7	Indemnification	150
12.8	Agents in Its Individual Capacities	151
12.9	Successor Agents	151
12.10	Withholding Tax	152
12.11	Security Documents and Collateral Agent under Security Documents and Guarantee	153
12.12	Right to Realize on Collateral and Enforce Guarantee	153
12.13	Administrative Agent May File Proofs of Claim	154
12.14	Certain ERISA Matters	154
12.15	Credit Bidding	155

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SECTION 13.	MISCELLANEOUS	156

13.1	Amendments, Waivers and Releases	156
13.2	Notices	159
13.3	No Waiver; Cumulative Remedies	159
13.4	Survival of Representations and Warranties	160
13.5	Payment of Expenses; Indemnification	160
13.6	Successors and Assigns; Participations and Assignments	161
13.7	Replacements of Lenders under Certain Circumstances	166
13.8	Adjustments; Set-off	167
13.9	Counterparts	168
13.10	Severability	168
13.11	Integration	168
13.12	GOVERNING LAW	168
13.13	Submission to Jurisdiction; Waivers	168
13.14	Acknowledgments	169
13.15	WAIVERS OF JURY TRIAL	170
13.16	Confidentiality	170
13.17	Release of Collateral and Guarantee Obligations	171
13.18	Patriot Act	172
13.19	Payments Set Aside	172
13.20	Reinstatement	173
13.21	Disposition of Proceeds	173
13.22	Collateral Matters; Hedge Agreements	173
13.23	Agency of the Borrower for the Other Credit Parties	173
13.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	173
13.25	Acknowledgement Regarding Any Supported QFCs	174

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EXHIBITS

Exhibit A	Form of Reserve Report Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Guarantee
Exhibit D	Form of Mortgage/Deed of Trust
Exhibit E	Form of Collateral Agreement
Exhibit F	[Reserved]
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Promissory Note (Loan)
Exhibit I	[Reserved]
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Non-Bank Tax Certificate
Exhibit L	Form of Intercompany Note

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Equity Interests
Schedule 1.1(c)	Hedge Pricing Table
Schedule 1.1(d)	Closing Date Subsidiary Guarantors
Schedule 1.1(e)	Unrestricted Subsidiaries
Schedule 1.1(f)	Existing Letters of Credit
Schedule 8.4	Litigation
Schedule 8.10(a)	Closing Date ERISA Matters
Schedule 8.11	Subsidiaries
Schedule 8.14	Properties
Schedule 8.17	Closing Date Gas Imbalance
Schedule 8.18	Closing Date Marketing Agreements
Schedule 8.21	Closing Date Hedge Agreements
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2(d)	Closing Date Liens
Schedule 10.5(d)	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 10.14	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

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CREDIT AGREEMENT, dated as of December 11, 2019, among Legacy Reserves Inc., a Delaware corporation (the ”Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), Wells Fargo Bank, National Association (“WF”), as administrative agent and collateral agent for the Lenders and an issuer of Letters of Credit, and each other Issuing Bank from time to time party hereto.

WHEREAS, reference is made to that certain (a) Third Amended and Restated Credit Agreement, dated as of April 1, 2014, among Legacy Reserves LP, as borrower, the Guarantors (as defined therein) party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Pre-Petition Credit Agreement”) and (b) First Amended and Restated Restructuring Support and Lock-Up Agreement, dated as of June 13, 2019, by and among the Borrower, certain subsidiaries of the Borrower, the Supporting Term Lenders (as defined in the Restructuring Support Agreement) party thereto, the Supporting RBL Lenders (as defined in the Restructuring Support Agreement) party thereto and the Supporting Noteholders (as defined in the Restructuring Support Agreement) party thereto (as amended, amended and restated, supplemented, restated or otherwise modified, the “Restructuring Support Agreement”).  Pursuant to the Restructuring Support Agreement, the Borrower and the other parties thereto agreed to a restructuring of the Borrower and its Subsidiaries;

WHEREAS, in furtherance of the Restructuring Support Agreement, (a) on June 18, 2019, the Borrower and certain of its Subsidiaries (collectively, the “Debtors”) filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and (b) on June 21, 2019, the Borrower entered into that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, among Legacy Reserves Inc., as borrower, certain subsidiaries of Legacy Reserves Inc., as guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent (the “DIP Facility”).

WHEREAS, in furtherance of the Restructuring Support Agreement, the Debtors filed the Plan of Reorganization with the Bankruptcy Court on August 2, 2019 (as subsequently revised or otherwise modified, the “Chapter 11 Plan”).

WHEREAS, on November 15, 2019, the Bankruptcy Court entered the Confirmation Order confirming the Plan of Reorganization, which Confirmation Order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement.

WHEREAS, in connection with the foregoing, (a) the Borrower has requested that (i) the Lenders provide certain loans to and extensions of credit on behalf of the Borrower and (ii) at any time and from time to time after the Closing Date and prior to the Maturity Date, the Lenders provide Loans to the Borrower subject to the Available Commitment and (b) the Borrower has requested that at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank issue Letters of Credit (subject to the Available Commitment);

WHEREAS, the Lenders and the Issuing Banks are willing to make available to the Borrower such revolving credit and letter of credit facilities, in each case, upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.       DEFINITIONS.

1.1         Defined Terms.

As used herein, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1.0%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBOR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.10 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.10(d)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided further that, that if ABR shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

 “ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired EBITDAX” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDAX were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDAX”.

“Additional Lender” shall have the meaning provided in Section 2.16(a).

“Adjusted LIBOR Rate” shall mean, with respect to any Borrowing of a LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean WF, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “controlled” shall have meanings correlative thereto. For the purposes of this Agreement, The Blackstone Group Inc. and all funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or controlled by The Blackstone Group Inc. separate from the business of GSO Capital Partners LP and its Affiliates within the credit-focused division of The Blackstone Group Inc. shall not be considered or otherwise deemed to be an “Affiliate” of the Borrower.

“AFTAP” shall have the meaning provided in Section 8.10(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agent-Related Party” shall mean, with respect to any Agent, its Affiliates and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Agent and of such Agent’s Affiliates.

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, or any LIBOR Rate or ABR floor, in each case, incurred or payable by the Credit Parties generally to all the lenders of such Indebtedness; provided that (a) original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), and (b) “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether shared with, or paid to, in whole or in part, any or all lenders), success fees, consent fees paid to consenting lenders, ticking fees on undrawn commitments or any other fees not paid ratably to all lenders in the primary syndication of such Indebtedness.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, or the Commitment Fee Rate, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	X < 25%	>25% < X< 50%	> 50% < X < 75%	>75% < X< 90%	X ≥ 90%
LIBOR Loans	2.25%	2.50%	2.75%	3.00%	3.25%
ABR Loans	1.25%	1.50%	1.75%	2.00%	2.25%
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Bank” shall have the meaning assigned to such term in the definition of “Permitted Investments”.

“Approved Counterparty” shall mean (a) any Hedge Bank and (b) any Person (other than a Hedge Bank) whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher at the time of entering into any Hedge Agreement.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) W. D. Von Gonten & Co. Petroleum Engineering, (d) DeGolyer and MacNaughton, (e) LaRoche Petroleum Consultants, Ltd., (f) Cawley Gillespie & Associates and (g) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Assignment and Assumption” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Assignment Taxes” shall have the meaning assigned to such term in the definition of “Other Taxes”.

“Attorney Costs” shall mean all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the Controller, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person.  Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Price Deck” shall mean the Administrative Agent’s most recent internal price deck on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBOR Rate:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Screen Rate permanently or indefinitely ceases to provide the Screen Rate; and

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)        a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate;

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, which states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.10(d) and (b) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.10(d).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” shall mean, at any time, an amount determined in accordance with Section 2.14, as may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.  As of the Closing Date, the Borrowing Base shall be $460,000,000.

“Borrowing Base Adjustment Provisions” shall mean, Section 2.14(e), (f), (g), (h) and (j) and any other provision which adjusts the amount of the Borrowing Base, as applicable.

 “Borrowing Base Deficiency” occurs if, at any time, the aggregate Total Exposure of all Lenders exceeds the Borrowing Base then in effect.  The amount of the Borrowing Base Deficiency is the amount by which the aggregate Total Exposure of all Lenders exceeds the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 2.14 or Section 9.14, as applicable; provided, that midstream properties shall not be considered Borrowing Base Properties.

“Borrowing Base Reduction Debt” shall mean Permitted Additional Debt issued or incurred in accordance with Section 10.1(q) or Section 10.1(z).

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the aggregate Total Exposures of all Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” shall mean, with respect to any Oil and Gas Property of a Credit Party or any Hedge Agreement of a Credit Party in respect of commodities, the PV-9 value in the case of any Oil and Gas Property or the Swap PV in the case of any Hedge Agreement the Administrative Agent attributed to such Oil and Gas Property or Hedge Agreement, as applicable in connection with the most recent determination of the Borrowing Base pursuant to Section 2.14.

“Budget” shall have the meaning provided in Section 9.1(g).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Houston, Texas are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of January 1, 2018, notwithstanding any modifications or interpretative changes thereto that may occur.  For the avoidance of doubt, any lease that would have been characterized as an operating lease in accordance with GAAP as of January 1, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capitalized Lease.

“Cash Collateralize” shall have the meaning provided in Section 3.7(b).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, (b) on the Closing Date or (c) at any time after it has provided any Cash Management Services, is a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law but solely for such costs that would have been included if they would have otherwise been imposed under clauses (a)(ii) and (c) of Section 2.10 or Section 3.11 and only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 or Section 3.11 generally on other borrowers of comparable loans under United States reserve based credit facilities under credit agreements having similar reimbursement provisions.

“Change of Control” shall mean and be deemed to have occurred if:

(a)          any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than (i) any combination of the Permitted Holders or (ii) any “group” including any Permitted Holders (provided that Permitted Holders beneficially own more than 50% of all voting interests beneficially owned by such “group”), shall have acquired beneficial ownership of more than 50%, on a fully diluted basis, of the voting interest in the Borrower’s Equity Interests; or

(b)        a “change of control” (or any other defined term describing a similar event or having a similar purpose or meaning) shall occur under any Indebtedness for borrowed money permitted under Section 10.1 with an outstanding principal amount in excess of $30,000,000 or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an outstanding principal amount in excess of $30,000,000.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred.

“Chapter 11 Cases” shall have the meaning provided in the recitals to this Agreement.

“Chapter 11 Plan” shall have the meaning provided in the recitals to this Agreement.

“Class” shall mean (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, original issue discount, upfront fees or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Administrative Agent, the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” shall mean December 11, 2019.

“Closing Date Financials” shall have the meaning provided in Section 6(g).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing or intended to secure any or all of the Obligations; provided that with respect to any Mortgages, “Collateral,” as defined herein, shall include “Deed of Trust Property” as defined therein.

“Collateral Agent” shall mean WF, as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Agreement” shall mean the Collateral Agreement of even date herewith by and among the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E hereto.

“Collateral Coverage Minimum” shall mean that the Mortgaged Properties shall represent at least 95% of the PV-9 of the Borrowing Base Properties, in each case, included either in the Initial Reserve Report or in the most recent Reserve Report delivered to the Administrative Agent.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms of this Agreement.  The aggregate amount of the Commitments as of the Closing Date is $1,500,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on such day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage in effect on such day.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time (with such Total Exposure, and the components thereof, calculated using (x) any applicable Lender’s outstanding principal amount of Loans plus (y) such Lender’s Letter of Credit Exposure based on the Commitment Percentage of such Lender immediately prior to the termination of the Total Commitment).

“Commodity Account” shall mean any commodity account maintained by the Credit Parties, including any “commodity accounts” under Article 9 of the UCC.  All funds in such Commodity Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Commodity Accounts.

“Commodity Account Control Agreement” has the meaning specified in Section 9.17.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

 “Confidential Information” shall have the meaning provided in Section 13.16.

“Confirmation Order” shall mean the order of the Bankruptcy Court dated November 15, 2019 Docket No. 0838 confirming the Chapter 11 Plan, which order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement.

“Consolidated Current Assets” shall mean, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, plus the Available Commitment then available to be borrowed, but excluding any asset representing a valuation account arising from the application of Accounting Standards Codification Topic No. 410 and Accounting Standards Codification Topic No. 815.

“Consolidated Current Liabilities” shall mean, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, but excluding, without duplication, (a) any liabilities representing a valuation account arising from the application of Accounting Standards Codification Topic No. 410 and Accounting Standards Codification Topic No. 815, (b) the current portion of current and deferred income taxes (c) the current portion of any Loans and other long-term liabilities and (d) any non-cash liabilities recorded in connection with stock-based or similar incentive-based compensation awards or arrangements.

“Consolidated Depreciation, Depletion and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, and commissions, fees and amortization of unrecognized prior service costs and actuarial gains and losses to pensions and other post-employment benefits of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDAX” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a)         increased (without duplication) by the following, in each case (other than in the case of clause (a)(viii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)           provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, franchise, excise, property and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), plus

(ii)            Consolidated Interest Expense for such period, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(F) through (M) in the definition of Consolidated Interest Expense, plus

(iii)           Consolidated Depreciation, Depletion and Amortization Expense for such period, plus

(iv)         any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v)            the amount of any reductions in arriving at Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation, plus

(vi)          without duplication of the other add-backs provided in this clause (a), fees, costs and expenses paid for attorneys, accountants, lenders, bankers and other restructuring and strategic advisors in connection with (A) any transaction or potential transaction related to the marketing of the Borrower and its Subsidiaries or proposed restructuring of the Borrower and its Subsidiaries prior to the commencement of the Chapter 11 Cases or (B) the Chapter 11 Cases (including any fees, costs and expenses in connection with the DIP Facility) or the Chapter 11 Plan and fees, costs and expenses of any party incurred with regard to negotiation, execution and delivery of this Agreement and the other Loan Documents, including any amendments thereto, plus

(vii)         the amount of any “run rate” cost savings and operating expense reductions projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken related to divestitures, restructurings, cost savings initiatives and other similar initiatives projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken, within 12 months after consummation of such divestiture, restructuring, cost saving initiative or other initiative, in each case calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, and savings from operating expense reductions were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such action; provided that (A) such “run rate” cost savings, operating expense reductions and savings are reasonably identifiable and factually supportable in the good faith judgment of the Borrower and (B) the amount included in the calculation of Consolidated EBITDAX under this clause (vii) shall not exceed, when combined with amounts included in the calculation of Consolidated EBITDAX pursuant to clause (xii)(B) below, 5% of Consolidated EBITDAX for such period (calculated before giving effect to such add-backs), plus

(viii)        cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDAX or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDAX pursuant to paragraph (b) below for any previous period and not added back, plus

(ix)          any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock), plus

(x)            any net loss from disposed, abandoned or discontinued operations, plus

(xi)           (A) fees, costs and expenses and other transaction costs incurred through June 30, 2020 in connection with the Transactions, the Chapter 11 Cases and the other transactions contemplated hereby or thereby (including the Transaction Expenses) and (B) costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets), financing activities (in each case, whether or not consummated), advisory and consulting fees after the Closing Date in an aggregate amount pursuant to this clause (B) not to exceed ten percent (10%) of Consolidated EBITDAX for such period (calculated before giving effect to such add-back); plus

(xii)        (A) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans) and severance costs, expenses and/or one-time compensation costs and (B) costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions and integration and facilities opening costs; provided that the amount included in the calculation of Consolidated EBITDAX under this clause (xii)(B) shall not exceed, when combined with amounts included in Consolidated EBITDAX pursuant to clause (vii) above, 5% of Consolidated EBITDAX for such period (calculated before giving effect to such add-backs); plus

(xiii)         the amount of any non-cash interest expense of non-wholly owned Subsidiaries attributable to minority equity interests of third parties; plus

(xiv)       all severance costs, expenses and/or one-time compensation costs incurred through December 31, 2020 in connection with the Chapter 11 Cases; all determined on a consolidated basis with respect to the Borrower and the other Subsidiaries in accordance with GAAP, using the results of the twelve-month period ending with that reporting period; plus

(xv)          exploration expenses or costs (to the extent the Borrower adopts the successful efforts method of accounting); and

(b)          decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i)            non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDAX in accordance with this definition), plus

(ii)            any net income from disposed, abandoned or discontinued operations, plus

(iii)           any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDAX in such prior period.

There shall be included in determining Consolidated EBITDAX for any period, without duplication, (A) the Acquired EBITDAX of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDAX of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDAX of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition), in each case only to the extent the Acquired EBITDAX exceeds $5,000,000 for such period, and (B) for the purposes of the definition of the term “Permitted Acquisition”, compliance with the covenant set forth in Section 10.11 and the calculation of the Consolidated Total Net Leverage Ratio, but without limiting the adjustments included in the definition of Consolidated EBITDAX, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by an Authorized Officer and delivered to the Lenders and the Administrative Agent.  There shall be excluded in determining Consolidated EBITDAX for any period the Disposed EBITDAX of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDAX of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDAX of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition), in each case only to the extent the Disposed EBITDAX exceeds $5,000,000 for such period.

Consolidated EBITDAX shall be calculated for each four-fiscal quarter period using the Consolidated EBITDAX for the four most recently ended fiscal quarters.

For the avoidance of doubt, Consolidated EBITDAX shall be calculated, including Pro Forma Adjustments, in accordance with Section 1.12.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(i)         consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (D) the interest component of obligations under any Capitalized Lease, and (E) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedge Agreements with respect to Indebtedness, and excluding (F) costs associated with obtaining Hedge Agreements and breakage costs in respect of Hedge Agreements related to interest rates, (G) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, recapitalization or purchase accounting in connection with the Transactions or any acquisition, (H) penalties and interest relating to taxes, (I)  any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (J) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (K) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (L) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty (other than Indebtedness except to the extent arising from the application of purchase or recapitalization accounting) and (M) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document); plus

(ii)         consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii)        interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on obligations in respect of Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a)         any net after-tax effect of extraordinary, non-recurring or unusual gains, losses, charges or expenses or losses, Transaction Expenses, restructuring costs and reserves, relocation costs, closing costs, severance costs and expenses, signing, retention or completion bonuses, executive recruiting and retention costs, costs incurred in connection with any strategic initiatives, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs), other business optimization expenses, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and modifications employee benefit plans shall be excluded;

(b)         the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c)         any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded provided that any exclusion for the discontinuance of discontinued operations held for sale shall be at the option of the Borrower pending the consummation of such sale;

(d)         any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than the disposition of Hydrocarbons in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(e)          the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded; provided that Consolidated Net Income of any Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(f)          Public Company Costs shall be excluded;

(g)         [reserved];

(h)         any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness or (b) Hedge Agreements;

(i)          any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP or SEC guidelines, and any impairment charges, asset write-offs or write-down, including ceiling test write-downs, on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded;

(j)          any non-cash equity or phantom equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any cash charges associated with equity incentives or other long-term incentive compensation plans, roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies, shall be excluded;

(k)        any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Disposition or other transfer, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities and any credit facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(l)          any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with the entry into or novation of any Hedge Agreements shall be excluded;

(m)        accruals and reserves that are established or adjusted within twelve (12) months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twenty-four (24) months after the closing of any acquisition or Investment that are so required to be established as a result of such acquisition or Investment) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(n)         any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(o)         the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash equivalents (or to the extent converted into cash equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(p)        any non-cash compensation expense resulting from the application of (i) Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, (ii) Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees or (iii) Accounting Standards Codification Topic No. 710, Compensation - General, shall be excluded;

(q)          non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(r)          (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(s)          [reserved];

(t)          non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income); and

(u)          the following items shall be excluded:

(i)             any net unrealized gain or loss (after any offset) resulting in such period from Hedge Agreements and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(ii)            [reserved];

(iii)           effects of adjustments to accruals and reserves during a prior period relating to any change in methodology of calculating reserves, rebates or other chargebacks;

(iv)           any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation; and

(v)            contingent consideration obligations (including to the extent accounted for as bonuses or otherwise).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period that is secured by a Lien on the Collateral to (b) Consolidated EBITDAX of the Borrower for such Test Period.

“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 9.1(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (without duplication) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of Indebtedness for borrowed money, purchase money indebtedness, Indebtedness in respect of any Capitalized Lease, any obligations in respect of unreimbursed letters of credit, bank guarantees and performance or similar bonds, debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments and all guarantee obligations in respect of the foregoing items, minus (b) the aggregate amount of all Unrestricted Cash and cash equivalents on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date; provided that (i) clause (a) above shall not include Indebtedness (A) in respect of Hedging Obligations (but shall include net unpaid termination payments and obligations that are then due and payable and not paid as of such date under Hedge Agreements), (B) in respect of letters of credit, bank guarantees and performance or similar bonds except to the extent of unreimbursed amounts thereunder, (C) of Unrestricted Subsidiaries and (D) at any time that there are any Loans outstanding, the amount of Unrestricted Cash and cash equivalents deducted pursuant to clause (b) above shall not exceed the lesser of (I) $50,000,000 and (II) 10% of the Borrowing Base then in effect.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX of the Borrower for such Test Period.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Controlled Account” shall mean a Deposit Account, a Securities Account or a Commodity Account that is subject to a Deposit Account Control Agreement, a Securities Account Control Agreement or a Commodity Account Control Agreement, as the case may be.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDAX.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDAX.”

“Covered Entity” shall mean any of the following:

(a)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning provided in Section 13.25.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement, any Extension Amendment, any Incremental Agreement and any intercreditor agreement with respect to the Facility entered into on or after the Closing Date to which the Collateral Agent is party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 11.13(a).

“Cure Deadline” shall have the meaning provided in Section 11.13(a).

“Cure Right” shall have the meaning provided in Section 11.13(a).

“Current Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Current Assets to (b) Consolidated Current Liabilities.

“Current Ratio Covenant” shall mean the covenant of the Borrower set forth in Section 10.11(b).

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor that is a bona fide diversified debt fund and is not either (a) a natural person or (b) the Borrower, a Subsidiary of the Borrower.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” shall have the meaning provided in the recitals to this Agreement.

“Default” shall mean any event, act or condition that constitutes and Event of Default or with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Account” shall mean any checking or other demand deposit account maintained by the Credit Parties, including any “deposit accounts” under Article 9 of the UCC.  All funds in such Deposit Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts.

“Deposit Account Control Agreement” shall have the meaning provided in Section 9.17.

“DIP Facility” shall have the meaning provided in the recitals to this Agreement.

“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.

“Disposed EBITDAX” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDAX of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDAX (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” shall have the meaning provided in Section 10.4.

“Disqualified Institution” shall mean (a) those Persons that have been specified in writing by the Borrower to the Administrative Agent prior to the Closing Date and (b) any competitor of the Borrower and its Subsidiaries subsequently identified in writing by the Borrower to the Administrative Agent and any Affiliates of such competitor that are operating companies and are reasonably identifiable solely on the basis of the similarity of its name (or Affiliates of operating companies that are reasonably identifiable solely on the basis of the similarity of its name), other than their respective financial investors that are not operating companies and other than any Debt Fund Affiliate.  The list of Disqualified Institutions shall be specified on a schedule that is held with the Administrative Agent, which shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements)) and the termination of the Commitments and (to the extent not cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank) outstanding Letters of Credit, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments and (to the extent not cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank) outstanding Letters of Credit), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Restricted Subsidiaries or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Distributable Free Cash Flow” shall mean, as of any time of determination, an amount equal to (a) Free Cash Flow as of the last day of the most recently ended fiscal quarter (the “Specified Quarter”) for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.1 (such date a “Reporting Date”) minus (b) the aggregate amount of the Free Cash Flow Utilizations that occur after the Reporting Date for such Specified Quarter and continuing through such time of determination . For the avoidance of doubt, any amount deducted in calculating Distributable Free Cash Flow as of any time of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Distributable Free Cash Flow.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Draw Limit” shall have the meaning provided in Section 2.14(h).

“Early Opt-in Election” shall mean the occurrence of:

(a)         (i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.10(d) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(b)         (i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“ECP” shall mean any Person who qualifies as an “eligible contract participant” under Section 2(e) of the Commodity Exchange Act.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engineering Reports” shall have the meaning provided in Section 2.14(c)(i).

“Environmental Claims” shall mean any and all written actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of liability, noncompliance, violation or proceedings arising under or based upon any Environmental Law or any Environmental Permit (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief regarding the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment relating to the pollution or protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to hazardous materials or any Release or recycling of, or exposure to, any pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes).

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, excluding any debt security that is convertible or exchangeable into any Equity Interests; provided that any instrument evidencing Indebtedness convertible or exchangeable into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure of a Credit Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan; (d) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard, in each case with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (e) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or is in endangered or critical status, within the meaning of Section 305 of ERISA; (f) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (g) the appointment of a trustee to administer, any Pension Plan; (h) the imposition of any liability under Title IV of ERISA, including the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of a Credit Party or any ERISA Affiliate, but excluding PBGC premiums due but not delinquent under Section 4007 of ERISA, upon such Credit Party or any ERISA Affiliate; (i) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code) or  (j) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Credit Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be excepted to result in material liability to such Credit Party, except in each of the foregoing clauses (a) through (j)  with respect to Foreign Plans.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” shall mean (a) each account all or substantially all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Restricted Subsidiaries, (b) fiduciary accounts, (c) “zero balance” accounts, (d) trust and suspense accounts of the Borrower and the Guarantors holding royalty obligations owed to a person other than the Borrower or a Guarantor, (e) accounts of the Borrower and any Guarantor constituting cash collateral accounts permitted under Section 10.2 (provided that any such account subject to control agreements in favor of the Collateral Agent, for the benefit of the Secured Parties, or otherwise constituting cash collateral in favor of the Collateral Agent, for the benefit of the Secured Parties shall not be an Excluded Account) and (f) other accounts selected by the Borrower and its Restricted Subsidiaries so long as the average daily maximum balance in any such other account over a 30-day period does not at any time exceed $1,000,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (f) on any day shall not exceed $5,000,000.

“Excluded Assets” shall have the meaning assigned to such term in the Collateral Agreement.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) [reserved], (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Contractual Requirements existing on the Closing Date or at the time such Subsidiary is acquired (provided that such Contractual Requirements have not been entered into in contemplation of such Subsidiary being acquired), or (ii) any Equity Interests of any Subsidiary that is not a Wholly owned Subsidiary and does not own Borrowing Base Properties at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the UCC or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and only for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly owned Subsidiary) to any Contractual Requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the UCC or other applicable Requirement of Law), (e) the Equity Interests of any Immaterial Subsidiary (unless a security interest in the Equity Interests of such Subsidiary may be perfected by filing an “all assets” UCC financing statement) and any Unrestricted Subsidiary, (f) [reserved], (g) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in good faith and with due diligence, (h) any Equity Interests set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent and (i) Margin Stock.

“Excluded Subsidiary” shall mean (a) each Immaterial Subsidiary, for so long as any such Subsidiary constitutes an Immaterial Subsidiary pursuant to the terms hereof, (b) each Domestic Subsidiary that is not a Wholly owned Subsidiary (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary); provided, that a Material Subsidiary may not be excluded pursuant to this clause (b) because it is not a Wholly owned Subsidiary, (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions that are ineffective under the UCC or other applicable Requirement of Law or any term, covenant, condition or provision that would be waived by the Borrower or its Affiliates) not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary or Requirement of Law from guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Restricted Subsidiary, and for so long as such restriction or any replacement or renewal thereof is in effect and was not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary or that would require a material consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (d) [reserved], (e) [reserved], (f) any other Domestic Subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (g) each Unrestricted Subsidiary.

“Excluded Swap Obligation” shall mean with respect to any Guarantor, any Hedging Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Hedging Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Requirement of Law.  If a Hedging Obligation arises under a master agreement governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to Hedge Agreements for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), branch profits Taxes and franchise Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of a Lender (including any Issuing Bank), other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 13.7, pursuant to laws in force at the time such Lender acquires an interest in a Loan, Letter of Credit or Commitment (or designates a new lending office), except in each case, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Taxes pursuant to Section 5.4, (iii) any Taxes attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Sections 5.4(d), (e), (f), (h) or (i), and (iv) any withholding Taxes imposed under FATCA.

“Existing Class” shall mean a Class of Existing Commitments and related Existing Loans.

“Existing Commitment” shall mean, with respect to a Class of Commitments, the Commitments of such Class at the time a Loan Extension Request is made.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.1(f) that are outstanding under the DIP Facility immediately prior to giving effect to the Closing Date and which, on the Closing Date, shall be refunded, refinanced or replaced and deemed issued under this Agreement.

“Existing Loans” shall mean, with respect to a Class of Loans, the Loans of such Class at the time a Loan Extension Request is made.

“Expected Cure Amount” shall have the meaning provided in Section 11.13(a)(iii).

“Extended Class” shall mean a Class of Extended Commitments and related Extended Loans.

“Extended Commitments” shall mean, with respect to a Class of Commitments, all or the portion of such Class extended pursuant to Section 2.17, as applicable.

“Extended Loans” shall mean, with respect to a Class of Loans, all or the portion of such Class of Loans extended pursuant to Section 2.17, as applicable.

“Extending Lender” shall have the meaning provided in Section 2.17(b).

“Extension Amendment” shall have the meaning provided in Section 2.17(c).

“Extension Election” shall have the meaning provided in Section 2.17(b).

“Extension Minimum Condition” shall mean a condition to consummating any extension that a minimum amount (to be determined and specified in the relevant Loan Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes to be submitted for extension.

“Extension Series” shall have the meaning provided in Section 2.17(a).

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith.

“Farm-In Agreement” shall mean an agreement whereby a Person agrees, among other things, to pay all or a share of the drilling, completion or other expenses of one or more wells or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that grants to another party the right to earn an ownership interest in an Oil and Gas Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day on the Federal Reserve Bank of New York’s Website or, (a) if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Financial Officer” of any Person shall mean the Chief Financial Officer, Chief Accounting Officer, principal accounting officer, Controller, Treasurer or Assistant Treasurer of such Person.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 10.11.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Free Cash Flow” shall mean, for any fiscal quarter, Consolidated EBITDAX of the Borrower minus the increase (or plus the decrease) in non-cash Working Capital from the previous fiscal quarter minus the sum, in each case without duplication, of the following amounts for such period: (a) voluntary and scheduled cash prepayments and repayments of Indebtedness (other than the Loans) which cannot be reborrowed pursuant to the terms of such Indebtedness (other than any repayments of Junior Debt and other transactions contemplated by Section 10.7(a)(iii)), (b) capital expenditures, (c)(i) cash payments for amounts described in clauses (i) and (ii) of the definition of Consolidated Interest Expense minus (ii) amounts described in clause (iii) of the definition of Consolidated Interest Expense, (d) taxes paid in cash, (e) exploration expenses or costs paid in cash, (f)(i) Investments made in cash during such period (other than those made in reliance on Section 10.5(j)) and (ii) Restricted Payments made in cash during such period (other than those made in reliance on Section 10.6(i)) and (g) to the extent not included in the foregoing and added back in the calculation of Consolidated EBITDAX, any other cash charge (other than those described in clauses (a)(vi), (xi), (xii)(A) and (xiv) of the definition of Consolidated EBITDAX) that reduces the earnings of the Borrower and its Restricted Subsidiaries, except (i) in the case of each of the forgoing clauses in this definition, to the extent financed with proceeds of any Qualified Equity Interests (excluding any Cure Amount) and (ii) in the case of the foregoing clauses (a), (b), (e), (f)(i) (except to the extent made in reliance on Section 10.5(m)) and (g), to the extent financed with long term Indebtedness permitted in the Credit Documents (other than the Loans).

“Free Cash Flow Utilizations” shall mean each of the following transactions that occur in reliance on clause (c)(i)(A) of the definition of “Restricted Payment Conditions”: (a) Investments made in reliance on Section 10.5(j), (b) Restricted Payments made in reliance on Section 10.6(i) and (c) repayments of Junior Debt and other transactions contemplated by Section 10.7(a)(iii).

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Topic No. 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” shall mean each Domestic Subsidiary listed on Schedule 1.1(d) that becomes a party to the Guarantee on the Closing Date (except to the extent released therefrom in accordance with the terms hereof) and each other Domestic Subsidiary (other than an Excluded Subsidiary (except to the extent provided below)) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that, for the avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not required to be a Guarantor hereunder or pursuant to the Security Documents to provide a Guarantee by causing such Restricted Subsidiary to execute a Guarantee and such Restricted Subsidiary shall be a Guarantor and Credit Party for all purposes hereunder except to the extent released from such Guarantee in accordance with the terms hereof.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of or otherwise classified or regulated as “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.  Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean any Person that either (a) at the time it entered into a Secured Hedge Agreement or a Cash Management Agreement, as applicable, in its capacity as a party thereto, (b) on the Closing Date or (c) at any time after it has entered into a Secured Hedge Agreement or a Cash Management Agreement, as applicable, in its capacity as a party thereto, is an Agent, Lender or any Affiliate of an Agent or Lender.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“ICC” shall have the meaning provided in Section 3.8.

“ICC Rule” shall have the meaning provided in Section 3.8.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBOR Rate.”

“Increasing Lender” shall have the meaning provided in Section 2.16(a).

“Incremental Agreement” shall have the meaning provided in Section 2.16(c).

“Incremental Increase” shall have the meaning provided in Section 2.16(a).

“Indebtedness” of any Person shall mean the following, if and only to the extent (other than with respect to clause (g) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (ii) [reserved] and (iii) obligations resulting under firm transportation contracts, or take or pay contracts or other similar agreements), (d) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (e) the principal component of all obligations in respect of Capitalized Leases of such Person, (f) net Hedging Obligations of such Person, (g) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse, (h) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (i) the undischarged balance of any Production Payments and Reserve Sales created by such Person or for the creation of which such Person directly or indirectly received payment and (j) without duplication, all Guarantee Obligations of such Person in respect of the items described in clauses (a) through (i) above; provided that Indebtedness shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) not include (i) trade and other ordinary-course payables (including payroll) and accrued expenses (which are not more than 90 days past the due date of payment unless the subject of a good faith dispute), (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms), (v) [reserved], (vi) guaranties, bonds and surety obligations incurred in the ordinary course of business and required by governmental requirements in connection with the exploration, development or operation of Oil and Gas Properties, (vii) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (viii) any obligation in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (ix) operating leases or sale and leaseback transactions (except any resulting obligations under any Capitalized Lease), (x) commitments or obligations of such Person to make capital contributions in another Person or fund construction costs of equipment, gathering, transportation, processing, handling, pipelines and other related systems and facilities which constitute Industry Investments and (xi) any Guarantee Obligations incurred in the ordinary course of business to the extent not guaranteeing Indebtedness.  The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (g) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.  Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(b).

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” shall have the meaning provided in Section 13.5(b).

“Industry Investments” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including: (1) ownership interests (directly or through equity) in Oil and Gas Properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, Farm-In Agreements, Farm-Out Agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Information” shall have the meaning provided in Section 8.8(a).

“Initial Loans” shall have the meaning provided in Section 2.1(a)(i).

“Initial Maturity Date” shall mean the fourth anniversary of the Closing Date, or, if such anniversary is not a Business Day, the Business Day immediately following such anniversary.

“Initial Required Hedge Agreements” shall mean Hedge Agreements entered into with Approved Counterparties by the Borrower and/or other Credit Parties at prices reasonably acceptable to the Administrative Agent (it being understood that the prices set forth in the Initial Required Hedge Pricing Table shall be reasonably acceptable to the Administrative Agent) and in the form of swaps, costless collars or other commodity Hedge Agreements reasonably acceptable to the Administrative Agent, the notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect in the form of swaps, costless collars or other commodity Hedge Agreements reasonably acceptable to the Administrative Agent) are no less than, on an annual basis for the four-year period following the Closing Date, the volumes set forth on the Initial Required Hedge Pricing Table.

“Initial Required Hedge Pricing Table” shall mean the table set forth on Schedule 1.1(c).

“Initial Reserve Report” shall mean the reserve engineers’ report evaluating the Proved Developed Producing Reserves of the Credit Parties prepared by the internal engineers of the Borrower as of June 30, 2019, delivered to the Administrative Agent prior to the date hereof.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit L hereto.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14(b).

“Interpolated Rate” shall have the meaning assigned to such term in the definition of “LIBOR Rate.”

“Investment” shall have the meaning provided in Section 10.5.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency selected by the Borrower.

“IRS” shall have the meaning provided in Section 5.4(e).

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“ISP 98” shall have the meaning provided in Section 3.8.

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Restricted Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (a) WF and any of its Affiliates, (b) those Lenders identified as Issuing Banks on Schedule 1.1(a) hereto and (c) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment (it being understood that, if any such Person ceases to be a Lender hereunder, such Person will remain an Issuing Bank with respect to any Letter of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender).  References herein and in the other Credit Documents to an Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.  Any Lender may, from time to time, become an Issuing Bank under this Agreement with the protections and rights afforded to Issuing Banks hereunder by executing a joinder, in a form reasonably satisfactory to (and acknowledged and accepted by) the Administrative Agent and the Borrower, indicating such Lender’s “Letter of Credit Commitment” and upon the execution and delivery of any such joinder, such Lender shall be an Issuing Bank for all purposes hereof.

“Junior Debt” shall have the meaning provided in Section 10.7(a).

“Junior Lien” shall mean a Lien on the Collateral (other than Liens securing the Obligations) that is subordinated to the Liens granted under the Credit Documents pursuant to the Junior Lien Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Junior Lien Intercreditor Agreement” shall mean a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent, the Borrower and the Majority Lenders, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five (5) Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lead Arranger and Bookrunner” shall mean each of RBC Capital Markets1, Wells Fargo Securities, LLC, BMO Capital Markets Corp., Barclays Bank PLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., and Credit Agricole Corporate and Investment Bank, each in its capacity as a joint lead arranger and joint bookrunner in respect of the Facility.

“Lender” shall have the meaning provided in the preamble to this Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.  For avoidance of doubt, each Additional Lender shall be deemed a “Lender” for purposes of this Agreement and each other Credit Document.

“Lender Default” shall mean (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit or reimbursement obligations required to be made by it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (iii) a Lender has notified the Borrower, the Administrative Agent or any Issuing Bank that it does not intend or expect to comply with any of its funding obligations, or has made a public statement to that effect with respect to its funding obligations under the Facility, (iv) a Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Facility or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or a Bail-In Action.  Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

2 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

“Letter of Credit” shall have the meaning provided in Section 3.1 and include, for the avoidance of doubt, the Existing Letters of Credit.

“Letter of Credit Application” shall have the meaning provided in Section 3.2(a).

“Letter of Credit Commitment” shall mean the lesser of (x) $20,000,000, as the same may be reduced from time to time pursuant to Section 3.1 and (y) the Loan Limit.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a))  minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.7.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“Leverage Ratio Covenant” shall mean the covenant of the Borrower set forth in Section 10.11(a).

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate (other than an ABR Loan bearing interest by reference to the Adjusted LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean, subject to the implementation of a Benchmark Replacement in accordance with Section 2.10(d), for any Interest Period with respect to any Borrowing of a LIBOR Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event that such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 AM London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time; provided further that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  “Interpolated Rate” shall mean, at any time, the rate per annum (rounded to the same number of decimals as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available in Dollars) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding the foregoing, (x) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.10(d), in the event that a Benchmark Replacement with respect to the LIBOR Rate is implemented, then all references herein to the LIBOR Rate shall be deemed references to such Benchmark Replacement and (y) in no event shall the LIBOR Rate (including any Benchmark Replacement with respect thereto) be less than zero percent (0%).

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset, (b) production payments and the like payable out of Oil and Gas Properties or (c) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to be a Lien.

“Loan” shall mean any Initial Loan or Extended Loan made by any Lender hereunder.

“Loan Extension Request” shall have the meaning provided in Section 2.17(a).

“Loan Limit” shall mean, at any time, the lesser of (a) the Total Commitment at such time, (b) the Borrowing Base at such time in accordance with Section 2.14, as may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions and (c) the Draw Limit.

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Margin Stock” shall have the meaning assigned to such terms in Regulation U.

“Master Agreement” shall have the meaning assigned to such term in the definition of “Hedge Agreements.”

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect (a) the business, assets, operations, properties or financial condition of the Borrower and the other Credit Parties, taken as a whole (other than as a result of the events leading up to, directly arising from, or direct effects of, the commencement or continuance of the Chapter 11 Cases), (b) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their material obligations under the Credit Documents, or (c) the rights and remedies of the Agents and the Lenders under the Credit Documents.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $30,000,000.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) as of such date of determination were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, (b) whose revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during the most recent Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, (c) that own Borrowing Base Properties or (d) that incurs, issues or Guarantees any Material Indebtedness; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) total assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) as of such date of determination equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on such date of determination, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries.”

“Maturity Date” shall mean, as to the applicable Loan, the Initial Maturity Date or any maturity date related to any Extension Series of Extended Commitments, as applicable.

“Midstream Property” shall mean the property located at 1760 Anderson County Road 2608, Tennessee Colony, Anderson County, Texas 75681-0000.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit D (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean, at any time, all Borrowing Base Properties which are subject to a Lien existing or purported to exist under a Mortgage.  However, notwithstanding any provision in this Agreement, any Mortgage, or any other Security Document to the contrary, in no event (other than with respect to the Midstream Property) shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) be included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage.  As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Cure Amount” shall have the meaning provided in Section 11.13(a)(iii).

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.  Notwithstanding the foregoing, (a) Excluded Swap Obligations shall not constitute Obligations, (b) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement that has been secured at the option of the Borrower (such option being deemed exercised as reflected in the documents related to any such Secured Hedge Agreement or Secured Cash Management Agreement among the Borrower and the applicable Hedge Bank or Cash Management Bank) shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (c) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Business” shall mean:

(a)         the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(b)         the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Persons; and

(c)          any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of any Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Ongoing Hedges” shall have the meaning provided in Section 10.10(a).

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, performance, registration or enforcement of, from the receipt or perfection of a security interest under, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a present or former connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising from such assignee/Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), unless any action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment in Full” shall mean the day the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full in cash.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Guarantor; (b) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.11; (c) immediately after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 10.13.

“Permitted Additional Debt” shall mean any unsecured senior, senior subordinated, Junior Lien or subordinated loans or notes issued by the Borrower or a Guarantor after the Closing Date (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Latest Maturity Date as in effect on the date of determination (other than (i) customary offers to purchase upon a change of control, AHYDO payments, customary asset sale or casualty or condemnation event prepayments and customary acceleration rights after an event of default and (ii) unsecured Indebtedness incurred pursuant to a customary bridge facility if the Indebtedness pursuant to such customary bridge facility converts at maturity to Indebtedness which does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation (except to the extent permitted pursuant to clause (i)) prior to the 91st day after the Latest Maturity Date as in effect on the date of determination) and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Facility, if applicable, (b) if such Indebtedness is subordinated in right of payment to the Obligations, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and is subject to a Subordination Agreement, (c) no Restricted Subsidiary of the Borrower (other than a Guarantor) is a borrower or guarantor with respect to such Indebtedness, (d) if such Indebtedness constitutes Junior Lien Indebtedness, such Indebtedness is not secured by any assets other than the Collateral, (e) that does not restrict, by its terms, the prepayment or repayment of the Obligations and (f) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums reasonably determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be no more restrictive on or less favorable to the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence), taken as a whole, except to the extent this Agreement is amended to incorporate any terms more restrictive than this Agreement; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.

“Permitted Holders” shall mean any of (i) the Sponsor and (ii) officers, directors, employees and other members of management of the Borrower or any of its Restricted Subsidiaries who are or become holders of Equity Interests of the Borrower (and their Controlled Investment Affiliates and Immediate Family Members); provided that for purposes of the definition of “Change of Control” the Persons described in clause (ii) above shall not constitute Permitted Holders at any time they hold voting power equal to or more than 50% of all Equity Interests collectively and beneficially held by the Persons described in clauses (i) and (ii) above.

“Permitted Intercompany Activities” shall mean any transactions between or among the Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) that are entered into in the ordinary course of business of the Borrower and its Subsidiaries and, in the good faith judgment of the Borrower, are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements (other than the hedging arrangements of any Unrestricted Subsidiaries) and (ii) management, technology and licensing arrangements.

“Permitted Investments” shall mean:

(1)         United States dollars;

(2)         [reserved];

(3)         securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(4)         certificates of deposit, time deposits and eurodollar time deposits with maturities of twenty-four (24) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three (3) years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the forgoing an “Approved Bank”);

(5)         repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)         commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least A-2 (or the equivalent thereof) by S&P or at least P‑2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within twelve (12) months after the date of acquisition thereof;

(7)         marketable short-term money market and similar liquid funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(8)         readily marketable direct obligations issued or fully guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof; provided, that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P or Moody’s (or the equivalent thereof) shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of thirty-six (36) months or less from the date of acquisition;

(9)         Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(10)        investment funds investing substantially all of their assets in securities of the types de-scribed in clauses (1) through (9) above; and

(11)        [reserved].

“Permitted Liens” shall mean:

(a)        Liens for taxes, assessments or governmental charges or claims not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, for which appropriate reserves have been established in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property if such abandonment is otherwise permitted by this Agreement;

(b)         Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, sublandlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect and (i) are not overdue for a period of more than sixty (60) days or (ii) are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)          Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d)         Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e)        deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment or decommissioning obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or in a manner consistent with past practice or industry practice including those incurred to secure health, safety and environmental obligations in the ordinary course of business, or otherwise constituting Investments permitted by Section 10.5;

(f)          ground leases, subleases, licenses or sublicenses in respect of real property (other than any Oil and Gas Properties) on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(g)       easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not (i) interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) securing monetary obligations or (iii) materially impairing the value of the affected Borrowing Base Properties, taken as a whole;

(h)         (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement and not securing Indebtedness;

(i)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)        Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(k)         leases, licenses, subleases or sublicenses granted to others not (i) interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) securing any indebtedness;

(l)          Liens arising from precautionary UCC financing statement or similar filings;

(m)        Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, in the ordinary course of business;

(n)         Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, gathering, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary or materially impair the value of the affected Borrowing Base Properties, taken as a whole;

(o)        Liens on pipelines, pipeline facilities and other midstream assets or facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incidental to the exploration, development, operation and maintenance of Oil and Gas Properties;

(p)         (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(q)          Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(r)          security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(s)          [reserved];

(t)         Liens on Permitted Investments that are earmarked to be used to satisfy or discharge Indebtedness; provided that (x) such Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (y) such Liens extend solely to the account in which such Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged and (z) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder; and

(u)         deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon and other amounts paid in connection with the defeasance or discharge of such Indebtedness plus other amounts paid consisting of original issue discount or fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B)  the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness immediately prior to such Refinancing are not changed as a result of such Refinancing (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness incurred pursuant to Section 10.1(h), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (D) the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums) or are customary for similar Indebtedness in light of current market conditions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (E) if the Refinanced Indebtedness is subordinated in right of payment or security to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated to the Obligations and subject to a Subordination Agreement on terms no less favorable to the Secured Parties than such Refinanced Indebtedness and (F) if the Refinanced Indebtedness constitutes Junior Lien Indebtedness, such Permitted Refinancing Indebtedness shall be subject to a Junior Lien Intercreditor Agreement and shall not be secured by any assets other than the Collateral.  Notwithstanding the foregoing, Permitted Refinancing Indebtedness in respect of Permitted Additional Debt must constitute Permitted Additional Debt.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years sponsored, maintained for or contributed to by (or to which there is or was an obligation to contribute or to make payments to) any Credit Party or its ERISA Affiliate, or with respect to which any Credit Party or its ERISA Affiliate has any actual or contingent liability.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“Post-Closing Hedge Deadline” shall have the meaning provided in Section 9.18(a).

“Post-Closing Initial Required Hedge Agreements Covenant” shall have the meaning provided in Section 9.18(a).

“Pre-Petition Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Prime Rate” shall mean the rate of interest per annum determined by WF from time to time as its prime commercial lending rate for Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that WF is charging any corporate customer.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDAX of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDAX of the Borrower, the pro forma increase or decrease in such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings, operating expense reductions and savings from synergies or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $7,500,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, shall be without duplication for cost savings, operating expense reductions, savings from synergies or additional costs already included in such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, for such Test Period.

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, which (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement, redemption, repayment, discharge, defeasance or extinguishment of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDAX and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided, further, that when calculating the Financial Performance Covenants for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 10.11, any events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Proceeding” shall have the meaning provided in Section 13.5(b).

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any of its Restricted Subsidiaries to any Person of the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers.

“Projections” shall mean financial estimates, forecasts and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby.

“Proposed Acquisition” shall have the meaning provided in Section 10.10(a).

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Developed Producing Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following:  (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to being a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the Bank Price Deck.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning provided in Section 13.25.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each of the Borrower, any Restricted Subsidiary and any Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Equity Interests” shall mean any Equity Interests of the Borrower other than Disqualified Stock.

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).

“Reduction Amount” shall mean 65% of the difference of (a) the PV-9 of the notional volumes set forth in the Initial Required Hedge Pricing Table multiplied by the difference of (x) the Expected Strike Price set forth in the Initial Required Hedge Pricing Table minus (y) the corresponding value in the Price Deck row of the Initial Required Hedge Pricing Table, minus (b) the PV-9 of the notional volumes covered by the Initial Required Hedge Agreements entered into as of the Post-Closing Hedge Deadline multiplied by the difference of (x) the applicable strike price for such Initial Required Hedge Agreements minus (y) the corresponding value in the Price Deck row of the Initial Required Hedge Pricing Table; provided that if the Reduction Amount as so calculated is less than or equal to $10 million, the Reduction Amount shall be deemed to be $0.

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Refinanced Indebtedness” shall have the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(i)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Indemnified Person” shall mean, with respect to an Indemnitee, (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents and representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate.

“Release” shall mean any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injecting or leaching into the air, surface water, groundwater, land surface and subsurface strata.

“Relevant Governmental Body” shall mean the Board and/or the NYFRB, or a committee officially endorsed or convened by Board and/or the NYFRB or any successor thereto.

“Replaced Loans” shall have the meaning provided in Section 13.1(f).

“Reporting Date” shall have the meaning provided in the definition of Distributable Free Cash Flow.

 “Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

 “Representatives” shall have the meaning provided in Section 13.16.

“Required Cash Collateral Amount” shall have the meaning provided in Section 3.7(c).

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66.67% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66.67% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean (a) the Initial Reserve Report, (b) any other subsequent report, in form reasonably satisfactory to the Administrative Agent, or (c) any other engineering data reasonably acceptable to the Administrative Agent, setting forth, as of each January 1 or July 1 (or such other date as contemplated by this Agreement with respect to Interim Redeterminations or otherwise reasonably acceptable to the Administrative Agent) the Proved Reserves and the Proved Developed Reserves of the Borrower and the Credit Parties (or of Oil and Gas Properties to be acquired, provided that any Oil and Gas Properties not yet acquired shall be expressly designated as such), together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon the PV-9 of the Proved Reserves and Proved Developed Reserves set forth therein; provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.14(b), the Borrower shall only be required, for purposes of updating the Reserve Report, to set forth such additional Proved Reserves and related information as are the subject of such acquisition.

“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in substantially the form of Exhibit A certifying as to the matters set forth in Section 9.14(c).

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Payment Conditions” means as of any date of determination, on a Pro Forma Basis for the transaction with respect to which the Restricted Payment Conditions are being evaluated, (a) no Event of Default shall have occurred and be continuing, (b) the Available Commitment is not less than 20.0% of the then-effective Borrowing Base and (c)(i)(A) the Consolidated Total Net Leverage Ratio is less than or equal to 2.50 to 1.00 but greater than 1.50 to 1.00 and (B) Distributable Free Cash Flow is greater than or equal to zero on such date of determination or (ii) the Consolidated Total Net Leverage Ratio is less than or equal to 1.50 to 1.00.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than a Unrestricted Subsidiary.

“Restructuring Support Agreement” shall have the meaning provided in the recitals to this Agreement.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws” shall mean the following, in each case, to the extent enacted and in effect: (a) laws, regulations, and rules promulgated or administered by OFAC to implement U.S. sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; (b) the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; (c) the U.S. Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; (d) the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”); (e) the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and (f) any similar sanctions laws as may be enacted from time to time in the future by the U.S., the European Union (and its member states), or the U.N. Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which the Borrower operates or in which the proceeds of the Loans will be used or from which repayments of the Obligations will be derived.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14. “Screen Rate” shall have the meaning assigned to such term in the definition of “LIBOR Rate.”

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 12.2 by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Account” shall mean any securities account maintained by the Credit Parties, including any “security accounts” under Article 9 of the UCC.  All funds in such Securities Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Securities Accounts.

“Securities Account Control Agreement” has the meaning specified in Section 9.17.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b)  the Mortgages and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.13 or pursuant to any other such Security Documents or otherwise in order to secure or perfect the security interest in any or all of the Obligations.

“SFAS 87” has the meaning set forth in the definition of the term “Unfunded Current Liability”.

 “SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDAX.”

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” shall have the meaning provided in Section 2.17(a).

“Specified Quarter” shall have the meaning provided in the definition of Distributable Free Cash Flow.

“Specified Transaction” shall mean any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Agreement requires a financial ratio or test to be calculated on a Pro Forma Basis.

“Sponsor” shall mean GSO Capital Partners LP and any of its Affiliates and related accounts or investment vehicles (including any parallel fund, alternative investment vehicle, or co-investment vehicle or any such fund, account, or investment vehicle) controlled, managed, advised, or sub advised by GSO Capital Partners LP or its Affiliates within the credit-focused division of The Blackstone Group Inc., but not including their respective portfolio companies.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentage shall include those imposed pursuant to Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subagent” shall have the meaning provided in Section 12.2.

“Subordination Agreement” shall mean a subordination agreement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent, the Borrower and the Majority Lenders, among the Administrative Agent, the representative on behalf of any holders of senior subordinated or subordinated Permitted Additional Debt, the Borrower, the Guarantors and the other parties party thereto from time to time.

“Subsidiary” shall mean, with respect to any Person:  (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (2) any partnership, joint venture, limited liability company or similar entity of which:  (a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.1(a).

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Supported QFC” has the meaning assigned to such term in Section 13.25.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Restricted Subsidiaries under such Hedge Agreement netted against the Administrative Agent’s then current Bank Price Deck; provided, that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, the sum of any unpaid amount in respect of such Hedge Agreement and such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Test Period” shall mean, for any date of determination under this Agreement, the latest four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to clause (a) or (b) of Section 9.1.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries (or by the Sponsor and reimbursed by the Borrower or any of its Subsidiaries) in connection with the Transactions (including expenses in connection with hedging transactions (including termination or amendment thereof), if any, payments to officers, employees and directors as change of control payments, severance payments or special or retention bonuses and payments or charges for payments on account of phantom stock units, restricted stock, stock appreciation rights, restricted stock units and options (including the repurchase or rollover of, or modifications to, the foregoing awards)), this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, this Agreement, the payment of Transaction Expenses and the other transactions contemplated by this Agreement and the Credit Documents and the effectiveness and consummation of the Chapter 11 Plan pursuant to the Confirmation Order.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UCP” shall have the meaning provided in Section 3.8.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Uniform Customs” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits as approved by the International Chamber of Commerce, commencing on July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash or cash equivalents (including Permitted Investments) of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries; provided (a) cash or cash equivalents (including Permitted Investments) that would appear as “restricted” on a consolidated balance sheet of Borrower or any of its Restricted Subsidiaries solely because such cash or cash equivalents (including Permitted Investments) are subject to a Deposit Account Control Agreement or a Securities Account Control Agreement in favor of the Collateral Agent shall constitute Unrestricted Cash hereunder, (b) cash and cash equivalents shall be included in the determination of Unrestricted Cash only to the extent that such cash and cash equivalents are maintained in accounts subject to a Deposit Account Control Agreement or a Securities Account Control Agreement in favor of the Collateral Agent shall constitute Unrestricted Cash and (c) cash and cash equivalents that are maintained in accounts to the extent required under this Agreement to cash collateralize Letter of Credit Exposure shall not be included in Unrestricted Cash.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary set forth on Schedule 1.1(e), (b) any Subsidiary of the Borrower that is formed or acquired after the Closing Date if, at such time or promptly thereafter, the Borrower designates such Subsidiary as an “Unrestricted Subsidiary” in a written notice to the Administrative Agent, (c) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of clauses (b) and (c), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Section 10.5 on the date of such designation, (ii) in the case of clauses (b) and (c), such designation shall be deemed to be a Disposition pursuant to which the provisions of Section 2.14(f) will apply to the extent contemplated thereby, (iii) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such designation immediately after giving effect thereto and (iv) immediately after giving Pro Forma Effect to such designation, the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (d) each Subsidiary of an Unrestricted Subsidiary.  No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted Additional Debt, Refinancing Loans, and Credit Agreement or any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, to the extent applicable.  The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a “Subsidiary Redesignation”), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Event of Default would result from such Subsidiary Redesignation.

“U.S. Lender” shall mean any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.25.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“WF” shall have the meaning provided in the introductory paragraph hereto.

“Wholly owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly owned Subsidiary.

“Wholly owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly owned Subsidiary of such person.

“Withdrawal Liability” shall mean the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2         Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)
The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)	Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)	The terms “include,” “includes” and “including” are by way of example and not limitation.

(e)
The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)
In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” shall mean “to and including”.

(g)	Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)
Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)	Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)	The word “will” shall be construed to have the same meaning as the word “shall”.

(k)
The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)
The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

1.3         Accounting Terms.

(a)         Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the first audited financial statements delivered under Section 9.1(a), except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825‑10‑25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)         Computation of Certain Financial Covenants.  Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be determined and computed in respect of the Borrower and its Restricted Subsidiaries on a consolidated basis.

1.4        Rounding.  Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5        References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).

1.7        Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8         [Reserved].

1.9         Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Extended Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Extended Loan”).

1.10      Hedging Requirements Generally.  For purposes of any determination with respect to compliance with Section 10.10 or any other calculation under or requirement of this Agreement in respect of hedging shall be calculated separately for crude, gas and natural gas liquid.

1.11      Certain Determinations.  For purposes of determining compliance with any of the covenants set forth in Section 9 or Section 10 below (including in connection with the Incremental Increase), but subject to any limitation expressly set forth therein, as applicable, at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Section 9 or Section 10 (including in connection with any Incremental Increase), as applicable, the Borrower shall, in its sole discretion, determine under which category such Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction (or, in each case, any portion thereof) is permitted.

1.12       Pro Forma and Other Calculations.

(a)         Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Current Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis and in the manner prescribed by this Section 1.12.

(b)        If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (or Consolidated Total Assets) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.12.

(c)         Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower.

(d)        In the event that the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such issuance, refinancing or redemption of Disqualified Stock to the extent required, as if the same had occurred on the last day of the applicable Test Period.

1.13      Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

1.14      Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2.       AMOUNT AND TERMS OF CREDIT

2.1         Commitments.

(a)         (i)          Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a loan or loans denominated in Dollars (each an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit then in effect.

(ii)
Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(b)          [Reserved].

(c)          [Reserved].

2.2         Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof (except that Loans to reimburse the applicable Issuing Bank with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable).  More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3         Notice of Borrowing.

(a)         Whenever the Borrower desires to incur Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) in the case of any LIBOR Loans incurred after the Closing Date, prior to 12:00 noon (New York City time) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans and (ii) (A) in the case of any ABR Loans incurred on the Closing Date, prior to 12:00 p.m. (New York City time) at least one Business Day prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans and (B) in the case of any ABR Loans incurred after the Closing Date, written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans.  Such notice (, a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration).  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b)          [Reserved].

(c)          [Reserved].

(d)          Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(e)         Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4         Disbursement of Funds.

(a)         No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below.

(b)       Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account (such account to be a Controlled Account on and after the date referred to in Section 9.17(a)(i)) as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate of the amounts so made available in Dollars.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m. (New York City time)) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)        Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5         Repayment of Loans; Evidence of Debt.

(a)        The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, on the earlier of (X) the Termination Date and (Y) (i) on the Initial Maturity Date, the then outstanding Initial Loans and (ii) on the relevant maturity date for any Extended Class, all then outstanding Extended Loans in respect of such Extension Series.

(b)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c)        The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(i)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder (whether such Loan is an Initial Loan or an Extended Loan, as applicable), the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)         The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6         Conversions and Continuations.

(a)         Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 2:00 p.m. (New York City time) at least (1) three (3) Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration).  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)         If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of LIBOR Loans having an interest period of one month, effective as of the expiration date of such current Interest Period.

(c)         Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loan subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

2.7        Pro Rata Borrowings .  Each Borrowing of Initial Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages with respect to the applicable Class.  Each Borrowing of Extended Loans under this Agreement shall be granted by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series.  It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8         Interest.

(a)        The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b)        The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant Adjusted LIBOR Rate, in each case, in effect from time to time.

(c)         If (i) an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, then all Loans and other amounts outstanding under the Credit Documents shall bear interest at a rate per annum, after as well as before judgment, that is (the “Default Rate”) the rate that would otherwise be applicable thereto plus 2.0% (or, in the event there is no applicable rate, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2.0%) and (ii) any other Event of Default has occurred and is continuing, then the Majority Lenders, by written notice (which may be given on their behalf by the Administrative Agent) may elect to have all Loans and other amounts outstanding bear interest at the Default Rate.

(d)         Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day.  Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e)         All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)       The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9         Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one-, two-, three- or six- or (with the consent of all the Lenders making such LIBOR Loans) a twelve-month period as requested by the Borrower.

Notwithstanding anything to the contrary contained above:

(a)
the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)
if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)
if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)	the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10       Increased Costs, Illegality, Changed Circumstances, Etc.

(a)         Subject to Section 2.10(d), in the event that (x) in the case of clause (i) below, the Majority Lenders (or the Administrative Agent, as applicable) or (y) in the case of clauses (ii) and (iii) below, any Lender (or the Administrative Agent, as applicable), shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)          on any date for determining the Adjusted LIBOR Rate or the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such Borrowing of LIBOR Loans are not generally available in the relevant market or (B) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate (including by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market); or

(ii)         that a Change in Law occurring at any time after the Closing Date shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender (including any Issuing Bank) and the Administrative Agent to any Tax (other than (i) Indemnified Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)       at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) and (ii)(B) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender (or the Administrative Agent, as applicable), promptly (but no later than fifteen (15) days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender (or the Administrative Agent, as applicable) for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender (or the Administrative Agent, as applicable), showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender (or the Administrative Agent, as applicable) shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b)         At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender are affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)         If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen (15) days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)

(i)          Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders of each Class. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders of each Class have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.10(d) will occur prior to the applicable Benchmark Transition Start Date.

(ii)        In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)       The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.10(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10(d).

(iv)        Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Loan of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon the LIBOR Rate will not be used in any determination of ABR.

2.11       Compensation.  If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen (15) days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.11 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.11 or 5.4.

2.13       Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14       Borrowing Base.

(a)        Initial Borrowing Base.  For the period from and including the Closing Date to but excluding the first Redetermination Date, the Borrowing Base shall be equal to $460,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.

(b)         Scheduled and Interim Redeterminations.  The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on or about April 1st and October 1st of each year (or as promptly as possible thereafter), commencing on or about April 1, 2020.  In addition, (i) the Borrower may at any time (including prior to the first Scheduled Redetermination Date of April 1, 2020), by notifying the Administrative Agent thereof not more than once during any period between Scheduled Redeterminations and not more than twice during any fiscal year; and (ii) the Administrative Agent, following the first Scheduled Redetermination Date of April 1, 2020, may at any time, at the written direction of the Required Lenders, by written notice to the Borrower thereof, not more than once during any period between Scheduled Redeterminations and not more than twice during any fiscal year (provided that such limitation shall not apply to any redetermination requested by the Borrower in connection with any Incremental Increase pursuant to Section 2.16), in each case, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14. In addition to, and not including and/or limited by the annual Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event that a Credit Party acquires Oil and Gas Properties which are to be Borrowing Base Properties with Proved Reserves having a PV-9 value (calculated at the time of acquisition) in excess of five percent (5.0%) of the Borrowing Base in effect immediately prior to such acquisition (and for purposes of the foregoing, the designation of an Unrestricted Subsidiary owning Oil and Gas Properties with Proved Reserves as a Restricted Subsidiary shall be deemed to constitute an acquisition by a Credit Party of Oil and Gas Properties with Proved Reserves).

(c)          Scheduled and Interim Redetermination Procedure.

(i)          Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  Upon receipt by the Administrative Agent of the Reserve Report, the Reserve Report Certificate, the information provided pursuant to Section 9.14(c) and such other related reports, data and supplemental information as the Administrative Agent or the Required Lenders may reasonably request (the Reserve Report, such Reserve Report Certificate and such other related reports, data and information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith and based upon its sole credit discretion propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other related information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements) in good faith in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time.

(ii)         The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)          in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, within ten (10) Business Days following its receipt of such Engineering Reports or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and

(B)           in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports (or such later date to which the Borrower and the Administrative Agent may agree in their respective sole discretion).

(iii)      [Reserved].

(iv)      Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by each Lender in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by Lenders constituting at least the Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) Business Days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such 15-Business Day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d).  If, however, at the end of such 15-Business Day period, all Lenders or the Required Lenders, as applicable, have not approved, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to (a) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders or (b) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d).

(d)         Effectiveness of a Redetermined Borrowing Base.  Subject to Section 2.14(h), after a redetermined Borrowing Base is approved by each Lender or the Required Lenders, as applicable, pursuant to this Section 2.14(c), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders:

(i)          in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely and complete manner, on or about the April 1 or October 1, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)          in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next redetermination or modification thereof hereunder.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto delivered to the Borrower in accordance with Section 13.2.

(e)        Reduction of Borrowing Base Upon Incurrence of Borrowing Base Reduction Debt.  The Borrowing Base shall be reduced upon the issuance or incurrence of any Borrowing Base Reduction Debt after the Closing Date (other than Borrowing Base Reduction Debt constituting Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, but only to the extent that the aggregate principal amount of Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness does not exceed the principal amount of the Refinanced Indebtedness) by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Borrowing Base Reduction Debt (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder.

(f)          Reduction of Borrowing Base Upon Termination of Hedge Positions and Asset Dispositions.

(i)          If the Borrower or any Restricted Subsidiary shall terminate, unwind or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) upon which the Lenders relied in determining the Borrowing Base, and/or

(ii)          If the Borrower or one of the other Credit Parties Disposes of Borrowing Base Properties or Disposes of any Equity Interests in any Restricted Subsidiary owning Borrowing Base Properties, and

(iii)        the sum of (x) the Borrowing Base Value of such terminated, unwound and/or offsetting positions (after taking into account any other similar Hedge Agreement executed contemporaneously with the taking of such actions acceptable to the Required Lenders) plus (y) the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Restricted Subsidiaries with respect to which the Borrower has delivered a Reserve Report in accordance with Section 9.14(b)), in each case, since the later of (A) the most recent Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(f) exceeds 5.0% of the then-effective Borrowing Base, then the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the sum of (1) the Borrowing Base Value, if any, attributable to such terminated, unwound or off-setting hedge positions in the calculation of the then-effective Borrowing Base (after taking into account any other similar Hedge Agreement executed contemporaneously with the taking of such actions acceptable to the Required Lenders) and (2) an amount equal to the Borrowing Base Value, if any, attributable to such Disposed Borrowing Base Properties in the calculation of the then-effective Borrowing Base (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and the Restricted Subsidiaries with respect to which the Borrower has delivered a Reserve Report in accordance with Section 9.14(b)), where in each case the Borrowing Base Value shall be determined by the Required Lenders in accordance with the usual and customary oil and gas lending criteria as it exists at the particular time.  The Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value, if any, attributable to such terminated, unwound or offsetting hedge positions and Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and, upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(iv)       For the purposes of this Section 2.14(f), a “Disposition” of Oil and Gas Properties shall include the designation of a Restricted Subsidiary owning Oil and Gas Properties as an Unrestricted Subsidiary and the Disposition or other transfer of Oil and Gas Properties or the Equity Interests in any Restricted Subsidiary owning Oil and Gas Properties to an Unrestricted Subsidiary.

(g)        Reduction of Borrowing Base Related to Title.  If (i) the Borrower fails to provide the information required by Section 9.16(a) within the time periods specified therein or (ii) any title defect or exception requested by the Administrative Agent to be cured pursuant to Section 9.16(b) is not cured within the time period specified therein, the Required Lenders shall have the right to adjust the Borrowing Base upon written notice (which such notice shall include the effective date of reduction) such that, after giving effect to such reduction, the Borrower shall have provided reasonably satisfactory title information in respect of the required percentage of the value of the Borrowing Base Properties, and upon the effective date of the reduction specified in the notice described above, the new Borrowing Base will become effective.

(h)         Borrower’s Right to Elect Reduced Borrowing Base.  Within three (3) Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount (the “Draw Limit”) will become the new Borrowing Base.  The Borrower’s notice under this Section 2.14(h) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(i)          Administrative Agent Data.  The Administrative Agent hereby agrees to provide, promptly, and in any event within three (3) Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck.  In addition, the Administrative Agent agrees, upon request, to meet with the Borrower to discuss its evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

(j)         Reduction of Borrowing Base in connection with Post-Closing Initial Required Hedge Agreements Covenant.  If a reduction of the Borrowing Base is required in accordance with Section 9.18(b), the Administrative Agent shall promptly notify the Borrower and the Lenders in writing and, upon receipt of such notice, the new Borrowing Base will simultaneously become effective.

2.15       Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)         The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders or each affected Lender have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(a)(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(a)(i) or (ix) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in or extension of such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Commitment Percentage of the Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;

(c)          If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two (2) Business Days following notice by the Administrative Agent Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.7 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized (and such fees shall be payable to the Issuing Banks), (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to such Issuing Bank until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d)        So long as any Lender is a Defaulting Lender, no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless each Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein);

(e)          If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

(f)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, each Issuing Bank as a result of any final judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.7 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16       Increase of Total Commitment.

(a)         Subject to the conditions set forth in Section 2.16(b), the Borrower may increase the Total Commitment then in effect (any such increase an “Incremental Increase”) by increasing the Commitment of a Lender (an “Increasing Lender”) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b)          Any increase in the Total Commitment shall be subject to the following additional conditions:

(i)           such increase shall not be less than $10,000,000 (and increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents;

(ii)          no Event of Default shall have occurred and be continuing immediately after giving effect to such increase;

(iii)         no Lender’s Commitment may be increased without the consent of such Lender;

(iv)         the Administrative Agent and each Issuing Bank must consent to the addition of any Additional Lender, such consent not to be unreasonably withheld or delayed;

(v)          the maturity date of such increase shall be the same as the Maturity Date;

(vi)        for the avoidance of doubt, such increase shall be subject to the Borrowing Base (which may, subject to and in accordance with Section 2.14(b) (including the limitations on the number and frequency of Interim Redeterminations), be redetermined pursuant to an Interim Redetermination at the Borrower’s option immediately after giving effect to any acquisition of Borrowing Base Properties);

(vii)       the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Margin of the Facility shall be increased to be consistent with that for such Incremental Increases); and

(viii)      the Borrower may seek commitments in respect of an Incremental Increase, in its sole discretion, from either (A) existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or (B) from additional banks, financial institutions or other institutional lenders who will become Lenders hereunder with the consent of the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld or delayed).

(c)         Any increase in the Total Commitment shall be implemented using customary documentation (any such documentation, an “Incremental Agreement”).  Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Incremental Agreement, without the consent of Lenders other than the Lenders providing such Incremental Increase, to the extent necessary to (i) reflect the existence and terms of an Incremental Increase and (ii) address technical issues relating to funding and payments, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Incremental Agreement.

2.17        Extension Offers.

(a)         The Borrower may, at any time and from time to time request that all or a portion of the Commitments and related Loans of a given Class be amended to extend the scheduled Maturity Date thereof and to provide for other terms consistent with this Section 2.17.  In order to establish an Extended Class, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Class) (each, a “Loan Extension Request”) setting forth the proposed terms of the Extended Class to be established, which shall (x) be identical as offered to each Lender under such Existing Class (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Class and (y) be identical to the Commitments and Loans under the Existing Class from which such Extended Class is to be amended (the “Specified Existing Commitment Class”), except that: (i) the fees with respect to the Extended Commitments of any Extended Class may be different than the fees for the Commitments of such Existing Class, in each case to the extent provided in the applicable Extension Amendment, (ii) the yield with respect to the Extended Loans of any Extended Class (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the yield for the Loans of such Existing Class, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Class); provided that (A) in no event shall the final Maturity Date of any Extended Class of a given Extension Series at the time of establishment thereof be earlier than the Maturity Date of the Existing Class, (B) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (C) any Extended Loans of an Extended Class may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) in any voluntary repayments or prepayments of principal of the Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Loans hereunder, in each case as specified in the respective Loan Extension Request.  Any Class of Loans and Commitments amended pursuant to any Loan Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments and Extended Loans for all purposes of this Agreement; provided that any Extended Commitments and Extended Loans amended from an Existing Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to an Existing Class.  Each request for an Extension Series of Extended Commitments and Extended Loans proposed to be incurred under this Section 2.17 shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Loan Extension Request, which may be waived by the Borrower in its sole discretion.

(b)          The Borrower shall provide the applicable Loan Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.17.  No Lender shall have any obligation to agree to have any of its Commitments and Loans of any Existing Class amended into an Extended Class pursuant to any Loan Extension Request.  Any Lender holding a Commitment or Loan under an Existing Class (each, an “Extending Lender”) wishing to have all or a portion of its Commitments and Loans under the Existing Class subject to such Loan Extension Request amended into Extended Commitments and Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Loan Extension Request of the amount of its Commitments and Loans under the Existing Class, which it has elected to request be amended into an Extended Class (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate principal amount of Commitments and Loans under the Existing Class in respect of which applicable Lenders shall have accepted the relevant Loan Extension Request exceeds the amount of Extended Commitments and Extended Loans requested to be extended pursuant to the Loan Extension Request, Commitments and Loans subject to Extension Elections shall be amended to Extended Commitments and Extended Loans on a pro rata basis (subject to rounding by the Administrative Agent) based on the aggregate principal amount of Commitments and Loans included in each such Extension Election.  Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the last day for issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Issuing Bank, as applicable, has consented to such extensions.  For the avoidance of doubt, the last day for issuing Letters of Credit may not be extended (and the related obligations to issue Letters of Credit may not be continued) without the express consent of the applicable Issuing Bank.

(c)        Extended Commitments and Extended Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Commitment and Extended Loan thereunder (and the Issuing Bank, if applicable), which shall be consistent with the provisions set forth in Sections 2.17(a) and (b) above (but which shall not require the consent of any other Lender).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitment and Extended Loans incurred pursuant thereto, (ii) modify the prepayments set forth in Section 5.2 to reflect the existence of the Extended Commitments and Extended Loans and the application of prepayments with respect thereto in accordance with Section 2.17(a)(C), (iii) address technical issues relating to funding and payments and (iv) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of counsel to the Administrative Agent and of the Borrower, to effect the provisions of this Section 2.17, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.  Notwithstanding the other provisions of this Agreement, no Extension Amendment shall be effective unless (i) all Letter of Credit Exposure will be covered on terms reasonably acceptable to the Issuing Bank, (ii) [reserved] and (iii) the Available Commitment shall not exceed the Borrowing Base.

(d)          No conversion of Commitments and Loans pursuant to any extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 3.        LETTERS OF CREDIT

3.1         Letters of Credit.

(a)         Subject to and upon the terms and conditions herein set forth (i) the Existing Letters of Credit shall be refunded, refinanced, replaced and deemed issued hereunder and, on and after the Closing Date, shall constitute Letters of Credit for all purposes hereunder and under the Credit Documents, at any time and from time to time on and (ii) after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank, severally, and not jointly, agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit in dollars (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the applicable Issuing Bank in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b)         Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than fifteen (15) months after the date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to fifteen (15) months or such longer period of time as may be agreed upon by the applicable Issuing Bank, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Issuing Bank to Cash Collateralize (or backstop) such Letter of Credit have been made, (iv) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (v) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Issuing Bank shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing and (vi) without the consent of the applicable Issuing Bank, no Letter of Credit shall be issued in any currency other than Dollars.

(c)         Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2         Letter of Credit Applications.

(a)         Whenever the Borrower desires that a Letter of Credit be issued, amended or renewed for its account on its own behalf, or on behalf of its Restricted Subsidiaries, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent a Letter of Credit application, amendment request or any such document in the Issuing Bank’s customary form or, if the relevant Issuing Bank does not maintain such a form, in such form as may be approved by the applicable Issuing Bank (each, a “Letter of Credit Application”).  Upon receipt of any Letter of Credit Application or amendment request, the applicable Issuing Bank will issue such Letter of Credit or amendment on the second Business Day after the relevant Letter of Credit Application is received, so long as such Letter of Credit Application is received no later than 3:00 p.m. (New York City time) on such Business Day, or if received after such time or on a day that is not a Business Day, the third Business Day next succeeding receipt of such Letter of Credit Application.  No Issuing Bank shall issue any Letters of Credit unless such Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met.

(b)         If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each 15-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 15-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c)         Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall provide the Administrative Agent with a reasonably detailed notice upon its issuance or amendment of any Letter of Credit, or upon any drawing under any Letter of Credit issued by it; provided that, upon written request from the Administrative Agent, such Issuing Bank shall promptly provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time.

3.3         Letter of Credit Participations.

(a)         Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b)         In determining whether to pay under any Letter of Credit, the relevant Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) such Issuing Bank has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall not create for such Issuing Bank any resulting liability.

(c)         In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Issuing Bank pursuant to Section 3.4(a), such Issuing Bank shall promptly notify the Administrative Agent (which shall promptly notify each L/C Participant) of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds.  Each L/C Participant shall make available to the Administrative Agent for the account of the relevant Issuing Bank such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on the first Business Day after the date notified by such Issuing Bank in immediately available funds.  If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.  The failure of any L/C Participant to make available to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d)         Whenever an Issuing Bank receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the L/C Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)         The obligations of the L/C Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)           any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)          the existence of any claim, set-off, defense or other right that the Borrower or any other Person (including an L/C Participant) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)        any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)         the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)          the occurrence of any Default or Event of Default; or

(vi)         any other event, condition of circumstance, whether or not similar to the foregoing.

3.4         Agreement to Repay Letter of Credit Drawings.

(a)         The Borrower hereby agrees to reimburse the relevant Issuing Bank by making payment in Dollars or to the Administrative Agent for the account of such Issuing Bank (whether with its own funds or with proceeds of the Loans) in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if such Issuing Bank provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Issuing Bank, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent.  Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7.  The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the relevant Issuing Bank for the related Unpaid Drawing.  In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Issuing Bank shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction.  Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b)         The obligations of the Borrower under this Section 3.4 to reimburse the relevant Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon (i) the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, (ii) any non-application or misapplication by the beneficiary of the proceeds of such Drawing, (iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.4, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care pursuant to the applicable ICC Rule or applicable law when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The Borrower agrees that any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof as determined by a final and non-appealable judgment of a court of competent jurisdiction.  In furtherance of the foregoing, the parties hereto agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may in its sole discretion either accept or make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the Borrower shall consent to payment thereon not withstanding such lack of strict compliance).

3.5         New or Successor Issuing Bank.

(a)        Any Issuing Bank may resign as an Issuing Bank upon thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  The Borrower may replace any Issuing Bank for any reason upon written notice to such Issuing Bank and the Administrative Agent and may add Issuing Banks at any time upon notice to the Administrative Agent.  If an Issuing Bank shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders (who have agreed to act as successor issuer of Letters of Credit or a new Issuing Bank) a successor issuer of Letters of Credit or a new Issuing Bank, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Issuing Bank, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Bank hereunder, and the term “Issuing Bank” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment.  The acceptance of any appointment as an Issuing Bank hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder.  After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back- stopped Letters of Credit.  After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank.

(b)         To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.6         Role of Issuing Bank.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) or such Issuing Bank’s unlawful failure (as finally determined by a court of competent jurisdiction) to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.7         Cash Collateral.

(a)          Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the Letters of Credit Outstanding.

(b)         If any Event of Default shall occur and be continuing and the Loans shall have been accelerated in accordance with Section 11, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Lenders shall be required.

(c)         For purposes of this Agreement, “Cash Collateralize” shall mean to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (ii) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, other forms of credit support (including any backstop letter of credit) in a face amount equal to 103% of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (i) and (ii) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.

3.8         Applicability of ISP and UCP.  The Borrower agrees that any Issuing Bank may issue Letters of Credit hereunder subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication Nos. 600 (2007 Revision) (“UCP 600”) or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit or the International Standby Practices 1998, ICC Publication No. 590 or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of any such Letter of Credit (“ISP 98”, and each of the UCP 600 and the ISP 98, an “ICC Rule”).  Each Issuing Bank’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein.  The Borrower agrees for matters not addressed by the chosen ICC Rule, each Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws; provided that if at Borrower’s request, a Letter of Credit chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, the Issuing Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by the Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law or applicable United States Federal law, and Borrower shall indemnify Issuing Bank for all such payments, costs, expenses or losses.

3.9         Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.10      Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

3.11       Increased Costs.  If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Bank, or any L/C Participant’s L/C Participation therein, or (b) impose on any Issuing Bank or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than fifteen (15) days) after receipt of written demand to the Borrower by such Issuing Bank or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such L/C Participant such additional amount or amounts as will compensate such Issuing Bank or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Issuing Bank or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date.  A certificate submitted to the Borrower by the relevant Issuing Bank or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.12      Independence.  The Borrower acknowledges that the rights and obligations of each Issuing Bank under each Letter of Credit issued by it are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower (other than the Credit Documents and the Issuer Documents) and between the Borrower and the relevant beneficiary.

SECTION 4.       FEES; COMMITMENTS.

4.1         Fees.

(a)        The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date.  Each Commitment Fee shall be payable by the Borrower quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b)        The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c)         The Borrower agrees to pay to each Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to the greater of $500 and 0.250% per annum (or such other amount as may be agreed in a separate writing between the Borrower and the relevant Issuing Bank) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the relevant Issuing Bank).  Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d)         The Borrower agrees to pay directly to each Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the relevant Issuing Bank and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)          The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2         Voluntary Reduction of Commitments.

(a)         Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (a) with respect to the Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders of such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments either (A) ratably among Classes or (B) first to the Commitments with respect to any Existing Commitments and second to any Extended Commitments and (2) in connection with the establishment on any date of any Extended Commitments pursuant to Section 2.17, (i) the Existing Commitments of each Lender providing any such Extended Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Commitments so extended on such date by such Lender and (ii) the Existing Commitments of any Lender not providing such Extended Commitments shall be reduced, solely to the extent elected to be reduced by the Borrower pursuant to Section 2.17, among the Class or Classes of Commitments elected by the Borrower (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the Total Exposure of any such Lender does not exceed the Commitment of such Lender (such Total Exposure and Commitment in the case of an Extending Lender being determined for purposes of this proviso, for the avoidance of doubt, exclusive of such Extending Lender’s Extended Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause (x) shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.17 of Existing Commitments and Existing Loans into Extended Commitments and Extended Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Total Exposures shall not exceed the Loan Limit.

(b)        The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of commitment termination pursuant to Section 4.2 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

4.3         Mandatory Termination of Commitments. The Total Commitment shall terminate at 5:00 p.m. (New York City time) on the Termination Date.

SECTION 5.        PAYMENTS.

5.1         Voluntary Prepayments.  The Borrower shall have the right to prepay Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a)         the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three (3) Business Days prior to the date of such prepayment and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b)        each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding LIBOR Loans at such time, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding ABR Loans at such time; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and

(c)         any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of, including any breakage costs as set forth in, Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type and Class of Loans to be prepaid.  At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 5.1 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

5.2         Mandatory Prepayments.

(a)         Repayment following Optional Reduction of Commitments.  If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Issuing Banks and the L/C Participants an amount in cash or otherwise Cash Collateralize an amount equal to such excess as provided in Section 3.7.

(b)         Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i)           Upon the effectiveness of a redetermination of the Borrowing Base in accordance with Section 2.14(d) or an adjustment of the Borrowing Base pursuant to Section 2.14(g), if a Borrowing Base Deficiency exists, then the Borrower shall, within ten (10) Business Days after (x) its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency or (y) in the case of Section 2.14(g) the effectiveness of a new Borrowing Base, inform the Administrative Agent that it intends to take one or more of the following actions (provided that, if the Borrower fails to inform the Administrative Agent within such ten (10) Business Day period, the Borrower shall be deemed to have elected (B) below):  (A) within thirty (30) days following receipt of the notice provided in clauses (x) and (y) above, prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in six equal monthly installments, commencing on the 30th day following receipt of the notice provided in clauses (x) and (y) above, with each payment being equal to l/6th of the aggregate principal amount of such excess, (C) within thirty (30) days following receipt of the notice provided in clauses (x) and (y) above, provide additional Oil and Gas Properties (accompanied by reasonably acceptable Engineering Reports) not evaluated in the most recently delivered Reserve Report (which shall become Mortgaged Properties within the time period prescribed by Section 9.11(d) regardless of whether the Collateral Coverage Minimum is then satisfied) or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base Value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess, or (D) undertake a combination of clauses (A), (B), and (C); provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.7; provided further, that any Borrowing Base Deficiency must be cured on or prior to the Termination Date.

(ii)          Upon any adjustment to the Borrowing Base pursuant to Section 2.14(e), (f) or (h), if a Borrowing Base Deficiency exists, as adjusted, then the Borrower shall, (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.7.  Upon any Disposition pursuant to Section 10.4(m) when (A) an Event of Default has occurred and is continuing or (B) a Borrowing Base Deficiency exists or would result therefrom (unless the net cash proceeds of such Disposition are sufficient, together with Unrestricted Cash, to eliminate any Borrowing Base Deficiency that exists or would result therefrom), the Borrower shall within one (1) Business Day prepay the Loans in an aggregate principal amount equal to the aggregate net cash proceeds of all such Dispositions in excess of $5,000,000 in any fiscal year.  The Borrower shall be obligated to make any prepayment and/or deposit of cash collateral under this clause (ii) no later than one (1) Business Day following the dates of any applicable adjustment of the Borrowing Base; provided that all payments required to be made pursuant to this clause (ii) must be made on or prior to the Termination Date.

(iii)         Upon a reduction of the Borrowing Base in accordance with Section 2.14(j), if a Borrowing Base Deficiency exists, then the Borrower shall prepay the Loans in equal monthly installments, commencing on the 30th day following such reduction of the Borrowing Base; provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.7; provided further, that any Borrowing Base Deficiency must be cured on or prior to the earlier of the Termination Date and the effective date of the April 1, 2020 Scheduled Redetermination.

(iv)        At any time that Permitted Additional Debt (other than Permitted Refinancing Indebtedness in respect thereof) shall be incurred or issued while a Borrowing Base Deficiency exists, the Borrower shall, upon the incurrence or issuance of such Permitted Additional Debt, prepay the Loans in an aggregate principal amount equal to the lesser of (A) one hundred percent (100%) of the net cash proceeds received in respect of such Permitted Additional Debt and (B) the aggregate principal amount equal to (1) such Borrowing Base Deficiency and (2) if excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.7.

(v)          From after the Closing Date through and until January 1, 2021, upon any Disposition (other than a Disposition pursuant to Section 10.4(a)) pursuant to which any Credit Party receives net cash proceeds in excess of $10,000,000, the Borrower shall, within one (1) Business Day of the receipt of the net cash proceeds of such Disposition, prepay the Loans in an aggregate principal amount equal to the lesser of (A) such net cash proceeds and (B) the outstanding principal amount of the Loans at such time.

(c)         Application to Loans.  With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types and Class of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender except in accordance with Section 2.15(f).  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d)         LIBOR Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period thereof so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e)         Application of Proceeds.  The application of proceeds pursuant to this Section 5.2 shall not reduce the aggregate amount of Commitments under the Facility and amounts prepaid may be reborrowed subject to the Available Commitment.

5.3         Method and Place of Payment.

(a)         Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Issuing Banks entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Issuing Banks, as applicable, entitled thereto.

(b)        For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4         Net Payments.

(a)         Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor or the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.  After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Party receiving such evidence of payment.

(b)         The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c)         The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error and shall constitute a required notice for purposes of Section 2.13.

(d)        Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e)(i)(A), (B), (C) and (D),Section 5.4(f),  Section 5.4(h) and Section 5.4(i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)          Without limiting the generality of Section 5.4(d), each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i)           deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit K hereto) representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a “10-percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, and is not a CFC described in Section 881(c)(3)(C) of the Code); (B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement; (C) executed copies of IRS Form W-8ECI; (D) to the extent a Non-U.S. Lender is not the beneficial owner, IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A), (B) and (C) above, provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, a certificate substantially in the form of Exhibit K hereto may be provided by such Non-U.S. Lender on behalf of such partners) or (E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii)         deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) promptly after such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent or promptly notify in writing the Borrower and the Administrative Agent of such Non-U.S. Lender’s inability to do so.

(iii)        Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

(f)          In addition, to the extent it is legally eligible to do so, each Agent shall deliver to the Borrower (x) prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) or the date on which such Agent becomes a successor Agent pursuant to Section 12.9, as applicable, (i), if such Agent is a United States person within the meaning of Section 7701(a)(30 of the Code, two copies of a properly completed and executed IRS Form W-9 certifying that such Agent is financial institution within the meaning of Treasury Regulations Section 1.1441-2(b)(2)(ii) and exempt from U.S. Federal backup withholding, or (ii) if such Agent is not a United States person, a properly completed and executed applicable IRS Form W-8IMY for payments that the Administrative Agent does not receive for its own account, certifying that it is either a “U.S. branch” within the meaning of US Treasury Regulation Section 1.1441-1(b)(2)(iv)(A) or a “Qualifying Intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and for Form 1099 reporting and backup withholding and (B) IRS Form W-8ECI for payments that the Administrative Agent receives for its own account, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(g)        If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of an Indemnified Tax or Other Tax for which it has been indemnified pursuant to this Section 5.4 (including by the payment of additional amounts pursuant to this Section 5.4), then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, not in a less favorable net after-Tax position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid; provided that the Borrower or such Guarantor, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority.  In such event, such Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential).  No Lender nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (g) or any other provision of this Section 5.4.

(h)         Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the date it becomes a party to this Agreement, (ii) reasonably promptly after such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i)         If a payment made to any Lender under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 5.4(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)          For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Issuing Bank and the term “applicable law” or “Requirement of Law” includes FATCA.

(k)         The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5         Computations of Interest and Fees.

(a)         Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)         Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6         Limit on Rate of Interest.

(a)         No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)         Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)         Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d)         Rebate of Excess Interest.  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6.        CONDITIONS PRECEDENT TO INITIAL BORROWING.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

(a)         The Administrative Agent (or its counsel) shall have received from the Borrower (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)         The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Collateral Agent and the Lenders, written opinions of (i) Sidley Austin LLP, counsel to the Credit Parties and (ii) local counsel in each jurisdiction where Mortgaged Properties are located, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and (C) in form and substance satisfactory to the Administrative Agent and customary for transactions of this type.  The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

(c)          The Administrative Agent shall have received, in the case of each Credit Party, a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Closing Date and certifying:

(i)           that attached thereto is a true and complete copy of the bylaws (or limited liability company agreement or other equivalent governing documents) of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (ii) below,

(ii)          that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing member or equivalent) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(iii)         that attached thereto is (A) a true and complete copy of the certificate or articles of incorporation or certificate of formation, including all amendments thereto, of such Credit Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, (B) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party in the jurisdiction in which it is formed or organized as of a recent date from such Secretary of State (or other similar official), which has not been amended and, (C) if available after the use of commercially reasonable efforts by the Borrower, a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each Credit Party in each jurisdiction where such Credit Party owns material Borrowing Base Properties (other than in the jurisdiction where such Credit Party is formed or organized), as of a recent date from the Secretary of State (or other similar official) of such jurisdiction, which has not been amended,

(iv)         as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, and

(v)           a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to subclause (ii) above.

(d)          The Administrative Agent (or its counsel) shall have received executed copies of the Guarantee, executed by each Person which will be a Guarantor on the Closing Date.

(e)         (i)          The Administrative Agent (or its counsel) shall have received copies of the Collateral Agreement, the Mortgages, UCC financing statements and each other Security Document that is required to be executed on the Closing Date, duly executed by each Credit Party party thereto, together with evidence that all other actions, recordings and filings required by the Security Documents as of the Closing Date or that the Collateral Agent may deem reasonably necessary to (A) create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording and (B) comply with Section 9.11, in each case shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.

(ii)         All Equity Interests of each wholly-owned Material Subsidiary directly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Collateral Agreement (except that such Credit Parties shall not be required to pledge any Excluded Equity Interests) and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Collateral Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.

(iii)         The Administrative Agent shall have received customary UCC, tax and judgment lien searches with respect to the Borrower and the Guarantors in their applicable jurisdictions of organization, reflecting the absence of Liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Credit Documents.

(f)          All representations and warranties made by any Credit Party contained herein or in the other Credit Documents are true and correct in all material respects on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates) and the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of such condition.

(g)         The Administrative Agent and the Lead Arranger and Bookrunner shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2018 and satisfactory unaudited consolidated financial statements of the Borrower for each fiscal quarter thereafter ending at least 45 days prior to the Closing Date and (ii) a pro forma unaudited consolidated balance sheet of the Borrower and its subsidiaries as of the Closing Date, after giving effect to the initial Borrowing under this Agreement, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date, certified by the Borrower’s chief financial officer, which shall reflect no Indebtedness other than the Loans made by the Lenders on the Closing Date and other Indebtedness permitted by the Credit Documents (excluding any Permitted Additional Debt) (collectively, the “Closing Date Financials”).

(h)         The Administrative Agent and the Lead Arranger and Bookrunner shall have received (i) the Initial Reserve Report and (ii) lease operating statements and production reports with respect to the Oil and Gas Properties evaluated in the Initial Reserve Report, in form and substance satisfactory to the Lead Arranger and Bookrunner, for the fiscal year ended December 31, 2018 and for each fiscal quarter ending thereafter ending at least 45 days prior to the Closing Date.

(i)         The Borrower and/or other Credit Parties shall have entered into the Initial Required Hedge Agreements as of the Closing Date; provided that, subject to the Borrower and/or other Credit Parties using commercially reasonable efforts to enter into the Initial Required Hedge Agreements, if such Initial Required Hedge Agreements have not been entered into as of the Closing Date, the entering into of such Initial Required Hedge Agreements shall not be a condition to the occurrence of the Closing Date and shall instead be required pursuant to Section 9.18.

(j)          On the Closing Date, the Administrative Agent (or its counsel) shall have received (i) a solvency certificate (giving effect to the Chapter 11 Plan) substantially in the form of Exhibit J hereto and signed by a Financial Officer of the Borrower and (ii) a Notice of Borrowing satisfying the requirements of Section 2.3(a).

(k)         The Administrative Agent shall have received evidence that the Borrower has (i) obtained and effected all insurance required to be maintained pursuant to the Credit Documents and (ii) caused the Administrative Agent to be named as lender loss payee and/or additional insured under each insurance policy with respect to such insurance, as applicable.

(l)          All fees and expenses required to be paid hereunder and invoiced, including, without limitation, the reasonable and documented fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, shall have been paid in full in cash or netted from the proceeds of the initial funding under the Facility, to the extent applicable.

(m)       (i) The Administrative Agent (or its counsel) and the Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, the Patriot Act, that has been requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(n)       The Credit Parties shall have used commercially reasonable efforts to deliver to the Administrative Agent (or its counsel) satisfactory title information (including customary title opinions, information or reports or other documents) consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located with respect to not less than 50% of the PV-9 value of the Borrowing Base Properties evaluated in the Initial Reserve Report.

(o)        The Borrower shall have received, or shall receive simultaneously with the occurrence of the Closing Date, no less than $256,300,000 in aggregate cash proceeds from the Plan Sponsor Backstop Commitment Agreement, the Noteholder Backstop Commitment Agreement, the Rights Offering, and the Incremental Equity Investment (if any) (as each term is defined in the Chapter 11 Plan).

(p)        The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying (a) that the Borrower and its Restricted Subsidiaries have received all material third-party and governmental consents and approvals required by the terms of the Credit Documents, (b) since December 31, 2018, there has not been any material adverse change in, or Material Adverse Effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the announcement of the filing or commencement of the Chapter 11 Cases and (c) at the time of the initial Borrowing under this Agreement and also after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

(q)       The Administrative Agent shall be reasonably satisfied that after the initial Borrowing under this Agreement on the Closing Date, the application of the proceeds thereof and after giving effect to the other transactions contemplated hereby, the Available Commitment then available to be borrowed shall be not less than 15% of $475,000,000.

(r)         The Administrative Agent shall have received evidence reasonably satisfactory to it that (a) all loans, commitments and other obligations under the DIP Facility and the Pre-Petition Credit Agreement are being repaid in full, the DIP Facility and the Pre-Petition Credit Agreement are being terminated, and the liens securing the DIP Facility and the Pre-Petition Credit Agreement are being released, in each case substantially contemporaneously with the proceeds of the initial Borrowing under this Agreement and (b) allowed Notes Claims and Term Loans Claims (each as defined in the Chapter 11 Plan) shall each have been satisfied through the issuance of New Common Stock (as defined in the Chapter 11 Plan) to the holders of such claims in accordance with the Chapter 11 Plan.  After giving effect to the transactions contemplated hereby, the Borrower and its Restricted Subsidiaries shall have no Indebtedness other than the Loans made by the Lenders on the Closing Date and other Indebtedness permitted by the Credit Documents (excluding any Permitted Additional Debt).  The Administrative Agent shall have received evidence satisfactory to it that all liens on the assets of the Borrower and its restricted subsidiaries (other than liens permitted by the Credit Documents) have been (or will be concurrently with the initial funding under the Facility) released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Borrower or its Restricted Subsidiaries.

(s)         The Bankruptcy Court’s Order Authorizing The Debtors To (I) Enter Into And Perform Under The Engagement Letter And Fee Letters Relating To The RBC Exit Facility, (II) Pay Fees And Expenses In Connection Therewith, And (III) Provide Related Indemnities [Docket No. 0628] entered in the Chapter 11 Cases shall be in full force and effect, unstayed and final, and shall not have been amended, supplemented or otherwise modified without the written consent of the Lead Arranger and Bookrunner.

(t)         The Bankruptcy Court shall have entered one or more orders (one of which orders may be the order confirming the Chapter 11 Plan) approving this Agreement and the Credit Documents, in form and substance reasonably satisfactory to the Lead Arranger and Bookrunner, which order shall be in full force and effect, unstayed and final, and shall not have been amended, supplemented or otherwise modified without the written consent of the Lead Arranger and Bookrunner.

(u)         The Chapter 11 Plan and all other related documentation (a) shall be satisfactory to the Lead Arranger and Bookrunner, (b) shall have been confirmed by an order of the Bankruptcy Court, which order shall be satisfactory to the Lead Arranger and Bookrunner, which order shall be in full force and effect, unstayed and final, and shall not have been modified or amended without the written consent of the Lead Arranger and Bookrunner, reversed or vacated, (c) all conditions precedent to the effectiveness of the Chapter 11 Plan as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Lead Arranger and Bookrunner), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Chapter 11 Plan in accordance with its terms shall have occurred contemporaneously with the Closing Date and (d) the transactions contemplated by the Chapter 11 Plan to occur on the effective date of the Chapter 11 Plan shall have been substantially consummated (as defined in Section 1101 of the Bankruptcy Code) on the Closing Date and substantially contemporaneously with the initial Borrowing hereunder in accordance with the terms of the Chapter 11 Plan and in compliance with applicable law and Bankruptcy Court and regulatory approvals.  Without limiting the generality of the foregoing, the Chapter 11 Plan shall not be satisfactory to the Lead Arranger and Bookrunner unless all outstanding obligations under the Borrower’s Prepetition Term Loan Credit Agreement (as defined in the Restructuring Support Agreement) and all outstanding notes issued under the Borrower’s Prepetition Notes Indentures (as defined in the Restructuring Support Agreement) are in each case to be extinguished or converted to common equity interests in the Borrower pursuant to the Chapter 11 Plan on terms satisfactory to the Lead Arranger and Bookrunner in its sole discretion.

Without limiting the generality of the provisions of Section 12.4, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matters required under this Section 6 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

SECTION 7.       CONDITIONS PRECEDENT TO ALL SUBSEQUENT CREDIT EVENTS.

The agreement of each Lender to make any Loan requested to be made by it on any date after the Closing Date (excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4 and subject, in the case of clause (a) below, to the provisions set forth in Section 1.12(a)), and the obligation of any Issuing Bank to issue, amend, renew or extend Letters of Credit on any date after the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a)         At the time of each such Credit Event and also after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(b)        Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(c)         Prior to the issuance of each Letter of Credit (or an amendment, extension or renewal of a Letter of Credit), the Administrative Agent and the applicable Issuing Bank shall have received a Letter of Credit Application meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the date of each Credit Event, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1         Existence, Qualification and Power.  Each of the Borrower and each Restricted Subsidiary of the Borrower (a) is duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.2        Corporate Power and Authority; Enforceability; Binding Effect.  After giving effect to the Confirmation Order and the Chapter 11 Plan, each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3         No Violation.  After giving effect to the Confirmation Order and the Chapter 11 Plan, none of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party will (a) contravene any Requirement of Law, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and Permitted Liens) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organization Documents of such Credit Party or any of the Restricted Subsidiaries.

8.4        Litigation.  After giving effect to the Confirmation Order and the Chapter 11 Plan, except as set forth on Schedule 8.4, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

8.5         Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6        Governmental Authorization; Confirmation Order.  After giving effect to the Confirmation Order and the Chapter 11 Plan, the execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or any other Person, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.  The Confirmation Order is in full force and effect, not subject to any stay, nor has the Confirmation Order been amended or modified in any manner adverse to the Administrative Agent or the Lenders without the consent of the Administrative Agent.

8.7         Investment Company Act.  No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8          True and Complete Disclosure.

(a)        All written factual information delivered to the Administrative Agent and the Lenders (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby and the negotiation of the Credit Documents (as modified or supplemented by other information so furnished), when taken as a whole, was true and correct in all material respects, as of the date when made and did not, taken as a whole, contain any untrue statement of a material fact as of the date when made or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)         The Projections (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections were furnished to the Lenders and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

(c)          As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any material Indebtedness, any material guarantee obligations, contingent liabilities, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, have not been disclosed to the Administrative Agent.

(d)          As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification delivered, on or prior to the Closing Date, to any Lender in connection with this Agreement is true and correct in all respects.

8.9        Tax Matters.  Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Credit Parties and the Restricted Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes payable by it (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings.

8.10       Compliance with ERISA.

(a)         Except as set forth on Schedule 8.10(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan maintained by a Credit Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state laws.

(b)         (i) No ERISA Event has occurred during the six (6) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 8.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)        With respect to each Pension Plan, the adjusted funding target attainment percentage as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder (“AFTAP”), would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither any Credit Party nor any ERISA Affiliate maintains or contributes to a Pension Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)         All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.11      Subsidiaries.  Schedule 8.11 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date (after giving effect to the Transactions).  Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date (after giving effect to the Transactions) has been so designated on Schedule 8.11.

8.12       Intellectual Property.  The Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that to the knowledge of the Borrower is reasonably necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

8.13       Environmental Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Credit Parties and each of their respective Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither the Credit Parties nor any of their respective Subsidiaries have received written notice of any Environmental Claim; (iii) neither the Credit Parties nor any of their respective Subsidiaries are conducting or have been ordered by a Governmental Authority to conduct any investigation, removal, remedial or other corrective action pursuant to any Environmental Law related to Hazardous Materials contamination at any location; and (iv) neither the Credit Parties nor any of their respective Subsidiaries, to their knowledge, have treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned, leased or operated facility in a manner that would reasonably be expected to give rise to liability of the Credit Parties or any of their respective Subsidiaries under Environmental Law.

8.14       Properties.

(a)        Assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, and after giving effect to the Confirmation Order and the Chapter 11 Plan, except as set forth on Schedule 8.14 hereto or in an exhibit to any Reserve Report Certificate delivered hereunder, each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) Disposed of in compliance with this Agreement since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  After giving effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as such working interests and net revenue interests are reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b)         After giving effect to the Confirmation Order and the Chapter 11 Plan, all material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c)        After giving effect to the Confirmation Order and the Chapter 11 Plan, the rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d)         After giving effect to the Confirmation Order and the Chapter 11 Plan, all of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

8.15       Solvency.  After giving effect to the Confirmation Order, the Chapter 11 Plan and the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

8.16       Security Documents; Restrictions on Liens.

(a)         The Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien or security interest in the respective Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable Lien or security interest in such Collateral may be created under any applicable Requirement of Law, which Lien or security interest, upon the filing of financing statements, recordation of the Mortgages or the obtaining of possession or “control,” in each case, as applicable, with respect to the relevant Collateral as required under the applicable UCC or applicable local law, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each other Credit Party thereunder in such Collateral, in each case prior and superior (except as otherwise provided for in the relevant Security Document) in right to any other Person (other than Permitted Liens), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable UCC, recordation of the Mortgages under applicable local law or by obtaining possession or “control.”

(b)         After giving effect to the Confirmation Order and the Chapter 11 Plan, neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than those permitted hereunder), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Oil and Gas Properties to secure the Obligations and the Credit Documents.

8.17       Gas Imbalances, Prepayments.  Except as set forth on Schedule 8.17 on the Closing Date or as set forth in the most recently delivered certificate pursuant to Section 9.14(c)(vi), on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding one half bcf of gas (stated on an mcf equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Borrowing Base Properties at some future time without then or thereafter receiving full payment therefor.

8.18       Marketing of Production.  Except as set forth on Schedule 8.18 or otherwise disclosed to the Administrative Agent in writing, no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s and its Restricted Subsidiaries’ average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months.

8.19       Financial Statements.

(a)        The annual financial statements delivered as part of the Closing Date Financials and, on and after the first date of delivery of financial statements pursuant to Section 9.1(a), the most recent financial statements delivered pursuant to Section 9.1(a) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except for customary year-end adjustments and as otherwise expressly noted therein.

(b)        The interim financial statements delivered as part of the Closing Date Financials and, on and after the first date of delivery of financial statements pursuant to Section 9.1(b), the most recent financial statements delivered pursuant to Section 9.1(b) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of complete footnotes and as otherwise expressly noted therein.

(c)          Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

8.20       OFAC; Patriot Act; FCPA; Use of Proceeds.

(a)        To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, Sanctions Laws, the United States Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption laws, and (ii) the Patriot Act.  Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Credit Parties, any director, officer, employee, agent or controlled affiliate of the Borrower or any Subsidiary is currently the subject of any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of comprehensive Sanctions.

(b)         The proceeds of the Loans will be used for the purposes set forth in Section 9.12.  No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) for the purpose of financing any activities or business (x) of or with any Person that, at the time of such financing, is the subject of any Sanctions or (y) in any country or territory that is the subject of comprehensive Sanctions.

8.21       Hedge Agreements.  Schedule 8.21 sets forth, as of the Closing Date, and after the Closing Date, each report required to be delivered by the Borrower pursuant to Section 9.1(g) or as may otherwise be disclosed in writing to the Administrative Agent sets forth, a true and complete list of all material commodity Hedge Agreements of each Credit Party, the terms thereof relating to the type, term, effective date, termination date and notional amounts or volumes, the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

8.22       EEA Financial Institutions.  Neither the Borrower nor any of its Restricted Subsidiaries is an EEA Financial Institution.

8.23       Compliance with Laws and Agreements; No Default.

(a)         After giving effect to the Confirmation Order and the Chapter 11 Plan, each of the Borrower and each Restricted Subsidiary is in compliance with each Requirement of Law applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)         No Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.

8.24       Insurance.  The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 9.3.

SECTION 9.        AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until Payment in Full has occurred:

9.1         Information Covenants.  The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)          Annual Financial Statements.  Within ninety (90) days after the end of each such fiscal year (or 120 days in the case of the fiscal year ending December 31, 2019), the audited consolidated balance sheets of the Borrower and its Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements) prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a scope of audit or “going concern” explanatory paragraph or like qualification or exception (other than an emphasis of matter paragraph) (other than with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of any Indebtedness or (y) any prospective or actual default in the Financial Performance Covenants). Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing the Borrower’s Form 10-K filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of independent certified public accountants whose opinion shall not be materially qualified with a scope of audit or “going concern” explanatory paragraph or like qualification or exception (other than an emphasis of matter paragraph) (other than with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of any Indebtedness or (y) any prospective or actual default in the Financial Performance Covenants).

(b)        Quarterly Financial Statements.  With respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower, on or before the date that is forty-five (45) days after the end of each such quarterly accounting period (or, in the case of the fiscal quarter ending on March 31, 2020, sixty (60) days), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows, and, beginning with the financial statements for the quarterly period ending March 31, 2021, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of such periods in the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.  Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing the Borrower’s Form 10-Q filed with the SEC.

(c)         Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of a Financial Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) beginning with the fiscal quarter ending March 31, 2020, the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be, (ii) set forth any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (iii) a calculation of Distributable Free Cash Flow for the fiscal quarter period ending on the last date of such fiscal year or period, as the case may be.

(d)        Notices.  Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending or threatened in writing against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect and (iii) the occurrence of any ERISA Event or similar event with respect to a Foreign Plan, in each case, that would reasonably be expected to have a Material Adverse Effect.

(e)         Environmental Matters.  Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)          any Environmental Claim brought, filed or threatened in writing against any Credit Party; and

(ii)         the actual release or threatened release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party in violation of Environmental Laws or as would reasonably be expected to result in liability under Environmental Laws or the conduct of any investigation, or any removal, remedial or other corrective action under Environmental Laws in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party.

All such notices shall describe in reasonable detail the nature of the claim, investigation, removal or remedial action.

(f)          Other Information.  With reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information regarding the operations, business affairs and the financial condition of the Borrower or the Restricted Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g)         Certificate of Authorized Officer – Hedge Agreements.  Concurrently with any delivery the compliance certificate pursuant to Section 9.1(c), a certificate of an Authorized Officer of the Borrower, setting forth as of the last Business Day of the most recently ended fiscal year or quarterly period, as applicable, a true and complete list of all commodity Hedge Agreements of the Borrower and each Credit Party, the material terms thereof (in respect of the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to-market value is reasonably available), any new credit support agreements relating thereto not listed on Schedule 8.21 or on any previously delivered certificate delivered pursuant to this Section 9.1(g), any margin required or supplied under any credit support document and the counterparty to each such agreement.

(h)        Certificate of Insurer – Insurance Coverage.  Concurrently with any delivery of financial statements under Section 9.1(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 9.3, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(i)          Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other material report or opinion submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors of the Borrower or any such Subsidiary, to such material report or opinion.

(j)         SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange and distributed by the Borrower to its shareholders.

(k)         Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation or agreement governing Material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 9.1.

(l)         List of Purchasers.  At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth a list of Persons purchasing Hydrocarbons from the Borrower or any other Credit Party which collectively account for at least 90% of the revenues resulting from the sale of all Hydrocarbons from the Borrower and such other Credit Parties during the fiscal year for which such financial statements relate.

(m)        Sales and Dispositions and Hedge Unwinds.

(i)           In the event the Borrower or any Restricted Subsidiary intends to Dispose of any Borrowing Base Properties, or Equity Interests in any Person owning Borrowing Base Properties, in each case, with a Borrowing Base Value in excess of 2.0% of the then-effective Borrowing Base in a single transaction or in multiple transactions since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) when combined with the Swap PV of any Hedge Agreements terminated, unwound, offset or otherwise Disposed of by the Borrower or any Restricted Subsidiary during such time period, three (3) Business Days (or such shorter time period agreed by the Administrative Agent) prior written notice (which, for the avoidance of doubt, may be delivered by email) of such Disposition, the Borrowing Base Properties that are the subject of such Disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.

(ii)          In the event that the Borrower or any Restricted Subsidiary intends to terminate, unwind, create offsetting positions or otherwise Dispose of Hedge Agreements with respect to which the Borrower reasonably believes the Swap PV of which (after taking into account the economic effect (including with respect to tenor) of any other Hedge Agreement executed contemporaneously with the taking of such actions and including any anticipated decline in the mark-to market value thereof) is in excess of 2.0% of the then-effective Borrowing Base in a single transaction or in multiple transactions since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) when combined with the Borrowing Base Value of any Disposition of any Borrowing Base Properties, or Equity Interests in any Person owning Borrowing Base Properties made during such time period, prior or concurrent written notice (which, for the avoidance of doubt, may be delivered by email) of the foregoing, the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom and any other details thereof reasonably requested by the Administrative Agent.

(n)        Notice of Casualty Events.  Prompt written notice, and in any event within three (3) Business Days after the Borrower obtains knowledge of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event having a fair market value in excess of $10,000,000.

(o)          Information Regarding the Borrower and Subsidiaries.

(i)         Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation.

(ii)         Changes.  Prompt written notice of (and in any event at least five (5) Business Days prior thereto or such later time as the Administrative Agent may agree in its sole discretion) any change (A) in a Credit Party’s corporate name, (B) in the location of a Credit Party’s chief executive office or principal place of business, (C) in a Credit Party’s form of organization, (D) in a Credit Party’s jurisdiction of organization and (E) in a Credit Party’s federal taxpayer identification number.

(iii)         New Subsidiaries.  Within five (5) Business Days of the formation of any Subsidiary of the Borrower (or such other time as the Administrative Agent may agree in its sole discretion), notice thereof and copies of the Organization Documents of such Subsidiary.

(iv)         Organization Documents.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organization Documents of the Borrower or any Subsidiary.

(p)         Certificate of Authorized Officer – Production Report and Lease Operating Statement.  Concurrently with any delivery of each Reserve Report in connection with a Scheduled Redetermination, a certificate of an Authorized Officer of the Borrower, setting forth, for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month; provided that such certificate shall be required solely to the extent the foregoing information and its certification is not otherwise included in the applicable Reserve Report Certificate delivered in connection with such Reserve Report.

(q)         Budget.  Concurrently with any delivery of financial statements under Section 9.1(a), a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of an Authorized Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget and that such variations may be material.

(r)          Issuance and Incurrences of Indebtedness.  Five (5) Business Days (or such shorter time period agreed by the Administrative Agent) prior written notice (which, for the avoidance of doubt, may be delivered by email) of the incurrence by the Borrower or any Restricted Subsidiary of any Permitted Additional Debt, any Permitted Refinancing Indebtedness in respect thereof or, if in excess of $10,000,000, any other Indebtedness for borrowed money as well as the amount thereof, the anticipated closing date and definitive documentation for the foregoing and any other related information reasonably requested.

It is understood that documents required to be delivered pursuant to Sections 9.1(a) through (r) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks, DebtDomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(f) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2          Books, Records and Inspections.

(a)          The Borrower will, and will cause each Restricted Subsidiary to, maintain books of record and account that permit the preparation of financial statements in accordance with GAAP.

(b)       The Borrower will, and will cause each of the Restricted Subsidiaries to, permit designated representatives of the Administrative Agent and designated representatives of the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of its properties, to examine its financial and operating records, and to discuss its affairs, finances and accounts with its officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2(b) and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time per calendar year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any representative of the Majority Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 9.2(b), none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided, that (A) the Borrower shall use commercially reasonable efforts to obtain a consent or waiver to the provision of any information that would be otherwise prohibited by the foregoing clauses (i) through (iii) and (B) the Borrower shall notify the Administrative Agent and the Majority Lenders if it is not providing any information pursuant to the foregoing clauses (i) through (iii).

9.3         Maintenance of Insurance.

(a)        The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Collateral Agent shall be the lender loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower.

(b)        With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any material improvements included as Collateral and located on any land subject to a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.  Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable.  In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property with respect to which buildings or mobile homes are included as Collateral, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination, duly executed and acknowledged by the appropriate Credit Parties, and evidence of flood insurance, as applicable.

9.4         Payment of Obligations; Performance of Obligations under Credit Documents.

(a)        After giving effect to the Confirmation Order and the Chapter 11 Plan, the Borrower shall, and shall cause each Restricted Subsidiary to, pay, discharge or otherwise satisfy its obligations, including in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)        The Borrower will pay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Credit Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

9.5         Preservation of Existence, Compliance, Etc.  The Borrower will do, and will cause each Restricted Subsidiary to (a) do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) legal existence and (ii) corporate rights and authority, except in the case of this clause (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Requirements except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, Sanctions Laws, the United States Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption laws, and (ii) the Patriot Act; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6       Compliance with Requirements of Law.  The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.7         ERISA.

(a)        Promptly after the Borrower knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: (i) that an ERISA Event has occurred or is likely to occur; (ii) that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); (iii) that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (iv) or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b)         Promptly following any request therefor, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its Subsidiaries has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

9.8         Maintenance of Properties.  The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted by Section 10.3, 10.4 or 10.5):

(a)          operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws;

(b)         keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties consisting of equipment, machinery and facilities; and

(c)          to the extent a Credit Party is not the operator of any property, the Borrower shall use commercially reasonable efforts to cause the operator to operate such property in accordance with customary industry practices.

9.9          Post-Closing Covenants.

(a)          To the extent not attached to the certificate described in Section 6(c)(iii)(C) on the Closing Date, within eleven (11) Business Days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) the Borrower shall deliver to the Administrative Agent certificates as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each Credit Party in each jurisdiction where it owns material Borrowing Base Properties, as of a recent date from the Secretary of State (or other similar official) of such jurisdiction, which has not been amended.

(b)         To the extent that the Borrower and/or other Credit Parties have not entered into a Mortgage on the Midstream Property as of the Closing Date, the Borrower and/or other Credit Parties shall, within 30 days of the Closing Date (or such later as the Administrative Agent may agree in its sole discretion), enter into a Mortgage in order to encumber the Midstream Property.

9.10       Compliance with Environmental Laws.  The Borrower will, and will cause each of the Restricted Subsidiaries to, except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Credit Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

9.11        Additional Guarantors, Grantors and Collateral.

(a)        Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within thirty (30) days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to (A) execute (x) a supplement to the Guarantee, substantially in the form of Exhibit I thereto, in order to become a Guarantor, (y) a supplement to the Collateral Agreement, substantially in the form of Exhibit I thereto, in order to become a grantor and a pledgor thereunder and (z) a counterpart to the Intercompany Note, (B) if reasonably requested by the Administrative Agent or the Collateral Agent, within thirty (30) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.11 as the Administrative Agent or the Collateral Agent may reasonably request, and (C) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Mortgaged Property, (i) any existing title reports, (ii) abstracts or (iii) environmental assessment reports, to the extent available and in the possession or control of the Credit Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Credit Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Credit Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained.

(b)         Subject to any applicable limitations set forth in the Collateral Agreement, the Borrower will pledge, and, if applicable, will cause each Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11(a)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties, (i) all of the Equity Interests (other than any Excluded Equity Interests) of the Borrower and each Restricted Subsidiary directly owned by the Borrower or any Credit Party (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I, thereto and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $2,500,000 (individually) that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I thereto.

(c)          [Reserved].

(d)         In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 9.14(c)), to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production.  In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause the Credit Parties to, grant, within thirty (30) days of delivery of the certificate required under Section 9.14(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Collateral Agent as security for the Obligations a Lien (subject to Liens permitted by Section 10.2) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum.  All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages.  In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a) and (b).

(e)         Without limitation of clause (a), (b) or (d) above, substantially simultaneously and prior to the delivery of any mortgage or deed of trust on any Oil and Gas Property for the benefit of any other secured party and securing Indebtedness that is subject to any Junior Lien Intercreditor Agreement, the Borrower shall, or shall cause the relevant Credit Party to, grant to the Collateral Agent as security for the Obligations a Lien on such Oil and Gas Property.  All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages.  In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a) and (b).

9.12       Use of Proceeds.  The Borrower will use the proceeds of the Loans and Letters of Credit made (a) on the Closing Date (i) to refinance in full the Pre-Petition Credit Agreement and the DIP Facility and to refund, refinance and replace the Existing Letters of Credit outstanding on the Closing Date and (ii) to pay Transaction Expenses and (b) after the Closing Date (i) for the acquisition, development and exploration of oil and gas properties, (ii) to provide for the working capital needs of the Borrower and its subsidiaries and (iii) for other general corporate purposes (in each case, as permitted by the Credit Documents).  The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person that is, or is owned or controlled by a Person that is, at the time of such financing, the subject or target of any Sanctions, or in any country or territory that is the subject of comprehensive Sanctions, (C) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto or (D) in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board.

9.13        Further Assurances.

(a)          Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, assignments of as-extracted collateral arising from the Borrowing Base Properties, mortgages, deeds of trust and other documents) that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)          [Reserved].

(c)         Notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Credit Document, the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, legal opinions, appraisals and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents.

(d)         Notwithstanding the foregoing provisions of this Section 9.13 or anything in this Agreement or any other Credit Document to the contrary: (A) the Collateral shall not include any Excluded Assets; (B) except as provided in Section 9.17 hereof, no deposit account control agreement, securities account control agreement, commodity account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account, commodity account or other asset specifically requiring perfection through control agreements; and (C) no actions in any jurisdiction outside of the United States or that are necessary to comply with any Requirement of Law of any jurisdiction outside of the United States shall be required in order to create any security interest in assets located, titled, registered or filed outside of the United States or to perfect such security interests (it being understood that there shall be no collateral agreements, security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States; provided that nothing in this Section 9.13 or any other provision of the Credit Documents shall affect or impair the Borrower’s obligation to meet the Collateral Coverage Minimum).

9.14        Reserve Reports.

(a)          On or before each March 1 and September 1 of each year, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding January 1 and July 1, the Proved Reserves and other applicable Oil and Gas Properties of the Borrower and the Credit Parties located within the geographic boundaries, and the territorial waters, of the United States of America that the Borrower desires to have included in any calculation of the Borrowing Base.  Each Reserve Report as of (i) January 1 shall be prepared by one or more Approved Petroleum Engineers and (ii) July 1 shall, at the sole election of the Borrower, (x) be audited by one or more Approved Petroleum Engineers, (y) be prepared by one or more Approved Petroleum Engineers or (z) be prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary in accordance with the procedures used in the immediately preceding January 1 Reserve Report or the Initial Reserve Report, if no January 1 Reserve Report has been delivered.

(b)        In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or prepared under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary.  For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than forty-five (45) days, in the case of any Interim Redetermination requested by the Borrower, or sixty (60) days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c)          With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:

(i)          in the case of Reserve Reports prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary, such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding January 1 Reserve Report or the Initial Reserve Report, if no January 1 Reserve Report has been delivered;

(ii)          [reserved];

(iii)         for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month;

(iv)         the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(v)        assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth in an exhibit to such certificate, the Borrower or another Credit Party has good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those (w) to be acquired in connection with an acquisition, (x) Disposed of since delivery of such Reserve Report as permitted in accordance with the terms hereof, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent) and such Borrowing Base Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 10.2;

(vi)        except as set forth on an exhibit to such certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 with respect to the Credit Parties’ Oil and Gas Property evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(vii)        none of the Borrowing Base Properties have been Disposed of since the date of the last Borrowing Base determination except those Borrowing Base Properties listed on such certificate as having been Disposed of; and

(viii)      the certificate shall also attach, as schedules thereto, a list of (1) all material marketing agreements (which are not cancellable on sixty (60) days’ notice or less without penalty or detriment) entered into subsequent to the later of the Closing Date and the most recently delivered Reserve Report for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that represent in respect of such agreements 2.5% or more of the Credit Parties’ average monthly production of Hydrocarbon volumes and that have a maturity date or expiry date of longer than six (6) months from the last day of such fiscal year or period, as applicable and (2) all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating compliance with (calculated at the time of delivery of such Reserve Report) the Collateral Coverage Minimum.

9.15       Reserved.

9.16       Title Information.

(a)          On or before:

(i)         the date that is sixty (60) days after the Closing Date, the Borrower will deliver title information (in form and substance reasonably satisfactory to the Administrative Agent) with respect to the Borrowing Base Properties consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries as is required to demonstrate satisfactory title on 80% of the PV-9 value of the Borrowing Base Properties evaluated by the Initial Reserve Report; and

(ii)        the date of delivery to the Administrative Agent of each Reserve Report required by Section 9.14(a) following the Closing Date, the Borrower will deliver title information (in form and substance reasonably satisfactory to the Administrative Agent) with respect to the Borrowing Base Properties consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries as is required to demonstrate satisfactory title on 80% of the PV-9 value of the Borrowing Base Properties evaluated by such Reserve Report.

(b)        If title information has been provided under Section 9.16(a) and the Administrative Agent provides written notice to the Borrower that title defects or exceptions exist with respect to such properties, then the Borrower shall, within thirty (30) days of its receipt of such notice (or such longer period as the Administrative Agent may agree in its reasonable discretion) (i) cure any such title defects or exceptions (including defects or exceptions as to priority of the Collateral Agent’s Liens that are not permitted by Section 10.2) raised by such information, (ii) substitute acceptable Mortgaged Properties having an equivalent value with no title defects or exceptions except for Liens permitted by Section 10.2 and/or (iii) deliver title information (in form and substance reasonably satisfactory to the Administrative Agent) so that the Administrative Agent shall have received, (including title information previously made available to the Administrative Agent) reasonably satisfactory title information on at least 80% of the PV-9 of the Credit Parties’ Borrowing Base Properties evaluated by such Reserve Report.

(c)          If any title defect or exception requested by the Administrative Agent to be cured cannot be cured or if the Borrower is unable to provide reasonably acceptable title information on at least 80% of the PV-9 of the Credit Parties’ Borrowing Base Properties evaluated by such Reserve Report, in each case, within such 30-day period (or longer period as the Administrative Agent may agree in its reasonable discretion), such default shall not be a Default or Event of Default, but instead the Administrative Agent and Required Lenders shall have the right to adjust the Borrowing Base as contemplated by Section 2.14(g).

9.17       Deposit Account, Securities Account and Commodity Account Control Agreements.

(a)        The Borrower will, and will cause each Guarantor to, in connection with any Deposit Account, Securities Account or Commodity Account, in each case, other than any Excluded Account for so long as it is an Excluded Account (i) held or maintained on the Closing Date by the Borrower or any such Guarantor, promptly but in any event within thirty (30) days of the Closing Date (or such later date as the Collateral Agent may agree in its sole discretion), enter into and deliver to the Collateral Agent a deposit account control agreement (a “Deposit Account Control Agreement”), securities account control agreement (a “Securities Account Control Agreement”) or commodity account control agreement (a “Commodity Account Control Agreement”), as applicable, in form and substance reasonably satisfactory to the Collateral Agent and the account bank, securities intermediary or commodity intermediary, as applicable, for any such Deposit Account, Securities Account or Commodity Account and (ii) established or ceasing to be an Excluded Account on or after the Closing Date by the Borrower or any such Guarantor substantially concurrently with the establishment of such Deposit Account, Securities Account or Commodity Account or with the date an Excluded Account ceases to be an Excluded Account, as applicable (or, in each case, such later date as the Collateral Agent may agree in its sole discretion) enter into and deliver to the Collateral Agent a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, in form and substance reasonably satisfactory to the Collateral Agent and the account bank, securities intermediary or commodity intermediary, as applicable, for any such Deposit Account, Securities Account or Commodity Account; provided that the Borrower or such Guarantor shall be deemed to have satisfied the requirements of this Section 9.17(a)(ii) with respect to any Deposit Account, Securities Account or Commodity Account that is acquired by the Borrower or such Guarantor as a result of a Permitted Acquisition, so long as, within thirty (30) days after the date of such Permitted Acquisition (or such later date as the Collateral Agent may agree in its sole discretion), the Borrower or such Guarantor (A) causes such account to be subject to a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, that satisfies the requirements of this Section 9.17(a)(ii) or (B) closes such account and transfers any funds therein to an account that satisfies the requirements of this Section 9.17(a)(ii); provided further that the Borrower or the applicable Guarantors, or any of their respective Affiliates, do not direct or redirect any funds into any such accounts or during such thirty (30) day period, unless a Deposit Account Control Agreement has been established with respect to the applicable account in accordance with this Section 9.17(a).  After the occurrence and during the continuance of an Event of Default, the Collateral Agent may give instructions directing the disposition of funds credited to any Controlled Account and/or withhold any withdrawal rights from the Borrower or any Guarantor with respect to funds credited to any Controlled Account.

(b)         The Borrower will, and will cause each of the Guarantors, on and after the date referred to in Section 9.17(a)(i), to maintain the proceeds of the Loans in a Controlled Account until such proceeds are transferred to a third party in a transaction not prohibited by the Credit Documents or a Deposit Account which is not required to be a Controlled Account for a purpose that is permitted by the Credit Documents.

9.18       Minimum Hedged Volumes.

(a)        To the extent that the Borrower and/or other Credit Parties have not entered into the Initial Required Hedge Agreements as of the Closing Date, the Borrower and/or other Credit Parties shall, within sixty (60) days of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) (such date, the “Post-Closing Hedge Deadline”), enter into the Initial Required Hedge Agreements (such requirement, the “Post-Closing Initial Required Hedge Agreements Covenant”).

(b)        On the date of the Post-Closing Hedge Deadline, the Administrative Agent shall notify the Borrower and Lenders of the Reduction Amount.  Upon the Borrower’s receipt of such written notice, the Borrowing Base shall be reduced automatically by such Reduction Amount.

(c)        The Borrower and/or other Credit Parties shall enter into (and maintain at all times following the Closing Date) Hedge Agreements with Approved Counterparties in respect of Hydrocarbons entered into not for speculative purposes at prices reasonably acceptable to the Administrative Agent and in the form of swaps, costless collars or other commodity Hedge Agreements reasonably acceptable to the Administrative Agent, the notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect in the form of swaps, costless collars or other commodity Hedge Agreements reasonably acceptable to the Administrative Agent) are no less than, as of the date the compliance certificate for calculating the Financial Performance Covenants is required to be delivered Section 9.1(c), for the three years that follow such date of delivery, 50% of the reasonably anticipated Hydrocarbon production in respect of crude oil and natural gas, calculated separately, from the Credit Parties’ total Proved Developed Producing Reserves (as forecast based upon the most recent Reserve Report delivered pursuant to Section 9.14), calculated based on daily volumes on an annual basis.

9.19       Unrestricted Subsidiaries.  The Borrower:

(a)         will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries.

(b)          will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries other than as permitted by Section 10.5.

(c)          will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

9.20       Marketing Activities.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Reserves during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the Oil and Gas Business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

9.21       Keepwell.  The Borrower will, and will cause each Guarantor to, provide such funds or other support as may be needed from time to time by the Borrower or any Guarantor, as applicable, to honor all of its obligations under this Agreement and any other Credit Document in respect of Swap Obligations  (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.21, or otherwise under this Agreement or any other Credit Document, as it relates to the Borrower, any Restricted Subsidiary or any Guarantor, as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Credit Party under this Section 9.21 shall remain in full force and effect until Payment in Full.  The Borrower intends that this Section 9.21 constitute, and this Section 9.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit the Borrower and any Guarantor, as applicable, for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.      NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until Payment in Full has occurred:

10.1       Limitation on Indebtedness.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)          Indebtedness arising under the Credit Documents (including pursuant to Sections 2.16 and 2.17);

(b)         [reserved];

(c)          [reserved];

(d)        Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Restricted Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences shall be subordinated to the Obligations pursuant to the Intercompany Note, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(e)        Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims); provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;

(f)         subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness or other obligations of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(f), guarantee Indebtedness that such Restricted Subsidiary could not otherwise itself incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(f) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations pursuant to a Subordination Agreement on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Indebtedness under clause (i) of this Section 10.1 or other Junior Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(g)          Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (g), (h), (j), (q) and (t);

(h)        (i) Indebtedness (including Indebtedness arising under Capitalized Leases) incurred prior to or within 365 days following the acquisition, construction, lease, repair, replacement, expansion or improvement of assets (real or personal, and whether through the direct purchase of property or the Equity Interests of a Person owning such property) to finance the acquisition, construction, lease, repair, replacement, expansion, or improvement of such assets (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of installation and the beginning of the full productive use of such asset); (ii) Indebtedness arising under Capitalized Leases, other than (A) Capitalized Leases in effect on the Closing Date and (B) Capitalized Leases entered into pursuant to subclause (i) above; and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness; provided, that the aggregate principal amount of Indebtedness permitted by subclauses (i), (ii) and (iii) of this Section 10.1(h) shall not exceed the greater of $20,000,000 and 3.5% of the Borrowing Base at the time of incurrence;

(i)           Indebtedness outstanding on the date hereof and set forth on Schedule 10.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(j)           Indebtedness in respect of Hedge Agreements, subject to the limitations set forth in Section 10.10;

(k)         Indebtedness of the Borrower (including, for the avoidance of doubt, with respect to any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness) (x) incurred in connection with any Permitted Acquisition or similar Investment permitted under Section 10.5 in an aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (x) not to exceed the greater of $20,000,000 and 3.5% of the Borrowing Base or (y) assumed in connection with any Permitted Acquisition or similar Investment permitted under Section 10.5 so long as, in the case of Indebtedness assumed pursuant to clause (y) hereof, such Indebtedness is not incurred in contemplation of such Permitted Acquisition or similar Investment; provided that (A) immediately after giving Pro Forma Effect to such Permitted Acquisition or similar Investment and the incurrence or assumption of such Indebtedness, the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (B)(I) in the case of any such Indebtedness secured by a Lien that is junior to the Lien securing the Obligations, the Borrowing Base shall be adjusted to the extent required by Section 2.14(e), and (II) in the case of any such secured Indebtedness assumed pursuant to clause (y) hereof, the holders of such Indebtedness have no recourse to property other than the property so acquired and the property so acquired shall not constitute Borrowing Base Properties;  provided, further that in the case of Indebtedness incurred or assumed pursuant to clauses (x) and (y) hereof or any applicable Permitted Refinancing Indebtedness, any such Indebtedness shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred or assumed and have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facility; provided still further, that the requirements of this Section 10.1(k) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(h);

(l)           [reserved];

(m)         Indebtedness arising from Permitted Intercompany Activities to the extent constituting an Investment permitted by Section 10.5;

(n)          [reserved];

(o)         Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, and obligations in respect of letters of credit, bank guaranties or instruments related thereto, in each case provided in the ordinary course of business or consistent with past practice or industry practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;

(p)         (i) other additional Indebtedness, provided that (A) the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(p) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis exceed the greater of $20,000,000 and 3.5% of the Borrowing Base at the time of incurrence and (B) immediately after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom, (I) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis, (II) no Default or Event of Default shall have occurred and be continuing and (III) no Borrowing Base Deficiency shall result therefrom and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(q)        Indebtedness in respect of (i) unsecured senior, senior subordinated or subordinated Permitted Additional Debt; provided that (x) immediately after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom, (A) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis, (B) no Default or Event of Default shall have occurred and be continuing and (C) no Borrowing Base Deficiency shall result therefrom, (y) the Borrowing Base shall be adjusted to the extent required by Section 2.14(e) and (z) to the extent such Indebtedness is expressly subordinated in right of payment to the Obligations, such Indebtedness shall be subject to a Subordination Agreement, and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(r)          Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements;

(s)         Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(t)          Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case assumed or entered into in connection with the Transactions or other Investments permitted by Section 10.5 and the Disposition of any business, assets or Equity Interests not prohibited hereunder;

(u)         Indebtedness of the Borrower or any Restricted Subsidiary consisting of obligations to pay insurance premiums;

(v)        Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries and the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or industry practice;

(w)       Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any other Investment permitted hereunder;

(x)         Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(y)         Indebtedness in respect of (i) Junior Lien Permitted Additional Debt in an amount not to exceed the lesser of (I) $50,000,000 and (II) the amount that would cause the Consolidated Secured Net Leverage Ratio to exceed 3.00 to 1.00 at the time of incurrence of such Junior Lien Permitted Additional Debt on a Pro Forma Basis; provided that (x) immediately after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom, (A) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis, (B) no Default or Event of Default shall have occurred and be continuing and (C) no Borrowing Base Deficiency shall result therefrom, (y) the Borrowing Base shall be adjusted to the extent required by Section 2.14(e) and (z) such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement, and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(z)        Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 10.6;

(aa)        [reserved];

(bb)        [reserved];

(cc)        Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit; and

(dd)        all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (cc) above.

For purposes of determining compliance with Section 10.1, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 10.1(a) through (dd) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Section 10.1(a) through (dd) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time.  The Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in clauses 10.1(a) through (dd) of Section 10.1 above.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.1.  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.  The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

10.2      Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)        Liens arising under the Credit Documents to secure the Obligations (including Liens in respect of any Letter of Credit or Letter of Credit Application or Liens contemplated by Section 3.7) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b)          Permitted Liens;

(c)         Liens (including liens arising under Capitalized Leases to secure obligations under any Capitalized Lease) securing Indebtedness permitted pursuant to Section 10.1(h); provided that (i) such Liens attach concurrently with or within 365 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) financed thereby, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of, such Indebtedness; provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates);

(d)          Liens existing on the date hereof that are listed on Schedule 10.2(d);

(e)         Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.2; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Indebtedness (plus improvements on and accessions to such property) (or upon or in after-acquired property (i) that is affixed or incorporated into the property covered by such Lien or (ii) if the terms of such Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall comprise only the same Persons or a subset of such Persons that were the grantors of the Liens securing the debt being refinanced, refunded, extended, renewed or replaced;

(f)        Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary), pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5; provided that (1) if the Liens on such assets secure Indebtedness, such Indebtedness is permitted under Section 10.1(k), (2) such Liens attach at all times only to the same assets (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(k), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) that such Liens attached to, and to the extent such Liens secure Indebtedness, secure only the same Indebtedness (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment and (3) if the Liens on such assets secure Indebtedness and attach to any Collateral, such Liens are Junior Liens and the representative of the holders of such Indebtedness becomes party to the Junior Lien Intercreditor Agreement as a “Junior Representative” (as defined in the Junior Lien Intercreditor Agreement);

(g)         [reserved];

(h)         Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i)          Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j)          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n)         Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)          Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in connection with an Investment permitted by Section 10.5;

(p)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)          Liens in respect of Production Payments and Reserve Sales; provided that such Liens attach at all times only to Oil and Gas Properties from which the Production Payments and Reserve Sales have been conveyed;

(r)          the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s)          agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t)          Junior Liens securing Permitted Additional Debt permitted by Section 10.1(y); provided that such Liens are subject to a Junior Lien Intercreditor Agreement;

(u)         Liens securing any Indebtedness permitted by Section 10.1(f) (solely and to the same extent that the Indebtedness guaranteed by such Guarantee Obligations is permitted to be subject to a Lien hereunder), Section 10.1(o), Section 10.1(r) (as long as such Liens attach only to cash and securities and securities held by the relevant Cash Management Bank) and Section 10.1(x);

(v)         Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, or (ii) materially impairs the use of the property covered by such Lien for the purposes for which such property is held;

(w)         [reserved];

(x)          [reserved];

(y)         Liens on cash or Permitted Investments held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, in each case solely to the extent the relevant release, discharge, redemption or defeasance would be permitted hereunder;

(z)          additional Liens on property not constituting Borrowing Base Properties securing obligations not in excess of $15,000,000 outstanding at any time;

(aa)         [reserved]; and

(bb)        [reserved].

No intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of the Liens permitted under this Section 10.2 or the use of the phrase “subject to” when used in connection with Permitted Liens, Liens permitted by this Section 10.2 or otherwise.

10.3        Limitation on Fundamental Changes.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a)          any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person (and the Borrower shall remain an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia) or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, (iv) the Successor Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis, (v) such merger, amalgamation or consolidation does not adversely affect the Collateral in any material respect, (vi) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (B) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and as to the matters of the nature referred to in Section 6(c), (E) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and as to such other matters regarding the Successor Borrower and the Credit Documents as the Administrative Agent or its counsel may reasonably request; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (F) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; (vii) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent; and (viii) such Subsidiary or other Person shall have executed a customary joinder to any then-existing Junior Lien Intercreditor Agreement;

(b)         any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, unless otherwise permitted by Section 10.5, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note and any then-existing Junior Lien Intercreditor Agreement, in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note and any then-existing Junior Lien Intercreditor Agreement, (iii) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis immediately after giving effect to such merger, amalgamation or consolidation, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Collateral Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; and (v) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent or any Lender;

(c)         any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d)        any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) [reserved] and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e)         any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(f)           the Borrower and its Restricted Subsidiaries may consummate the Transactions;

(g)          the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, amalgamation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4 or an Investment permitted by Section 10.5; and

(h)          a Credit Party may consummate any merger the sole purpose of which is to reincorporate or reorganize such Credit Party in another jurisdiction in the United States as long as such merger does not adversely affect the value of the Collateral in any material respect and the surviving entity assumes all Obligations of the applicable Credit Party under the Credit Documents by delivering the information required by Section 9.11 and delivers any applicable information required by Section 9.1(o).

10.4        Limitation on Sale of Assets.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, transfer (including any Production Payments and Reserve Sales) or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a)          the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business and (ii) Permitted Investments;

(b)          the Borrower and the Restricted Subsidiaries may Dispose of any Borrowing Base Properties (or of any Subsidiary owning Borrowing Base Properties) so long as (i) such Disposition is for Fair Market Value, (ii) at least 75% of the consideration for such Disposition is cash received by the Borrower or Restricted Subsidiary making such Disposition and (iii)(A) and no Event of Default or Borrowing Base Deficiency exists or would result therefrom (unless, in the case of a Borrowing Base Deficiency, the net cash proceeds of such Disposition are sufficient, together with Unrestricted Cash, to eliminate any Borrowing Base Deficiency that would result therefrom); provided, that if the sum of (x) the Borrowing Base Value of terminated, unwound and/or off-setting positions in respect of commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) upon which the Lenders relied in determining the Borrowing Base (after taking into account any other similar Hedge Agreements acceptable to the Required Lenders executed contemporaneously with the taking of such actions) plus (y) the aggregate Borrowing Base Value of all such Borrowing Base Properties Disposed of (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Restricted Subsidiaries with respect to which the Borrower has delivered an acceptable Reserve Report to the Required Lenders in accordance with Section 9.14(b)), in each case, since the later of (A) the most recent  Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(f) exceeds 5.0% of the then-effective Borrowing Base, then the Borrower shall provide notice to the Administrative Agent of such Disposition pursuant to Section 9.1(m) and the Borrowing Base Properties so Disposed and the Borrowing Base may be adjusted in accordance with the provisions of Section 2.14(f);

(c)          the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party the transferee thereof is a Credit Party;

(d)          to the extent such transaction constitutes a Disposition, the Borrower and any Restricted Subsidiary may effect any transaction permitted by Sections 10.2 (other than 10.2(u)), 10.3 (other than Section 10.3(g)), 10.5 (other than Section 10.5(w)) or 10.6 (other than in the case of Section 10.6, to the extent any such Restricted Payment by the Borrower consists of Oil and Gas Properties);

(e)          the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense real property (other than Oil and Gas Properties, except to the extent such Oil and Gas Properties represent fee owned real property), personal property or intellectual property in the ordinary course of business; provided that, with respect to intellectual property, the Borrower or any of its Restricted Subsidiaries receives (or retains) a license or other ownership rights to use such intellectual property;

(f)          Dispositions (including like-kind exchanges) of property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property;

(g)          Farm-Out Agreements with respect to undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such Farm-Out Agreements;

(h)          Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i)          [reserved];

(j)           transfers of property subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral;

(k)          [reserved];

(l)           the unwinding or termination of any Hedge Agreement (subject to the terms of Section 2.14(f) and Section 10.4(b));

(m)        Dispositions of Oil and Gas Properties or any interest therein, or the Equity Interests of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties, in each case that are not Borrowing Base Properties and other assets not included in the Borrowing Base, in each case subject to the mandatory prepayment of the Loans pursuant to Section 5.2(b)(ii); provided, that if such Disposition is of midstream properties, (i) such Disposition shall be for Fair Market Value and (ii) at least 75% of the consideration for such Disposition is cash received by the Borrower or Restricted Subsidiary making such Disposition;

(n)         any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(o)         subject to adjustment of the Borrowing Base as set forth in Section 2.14(f) to the extent applicable, any swap of assets (other than cash equivalents) in exchange for services or assets of the same type in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(p)          [reserved];

(q)         Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a transaction permitted by Section 10.3, or in connection with an Investment otherwise permitted pursuant to Section 10.5 or a Disposition otherwise permitted pursuant to clauses (a) through (p) above; and

(r)          the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights.

To the extent any Collateral is Disposed of as expressly permitted by this Section 10.4 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing at Borrower’s sole cost and expense.

10.5       Limitation on Investments.  The Borrower will not, and will not permit any of the Restricted Subsidiaries, to (i) purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or guarantees of the Indebtedness of any other Person, or (iii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each, an “Investment”), except:

(a)          extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b)          Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c)        loans and advances to officers, directors, employees and consultants of the Borrower or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances) and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower; provided that, (i) to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash and (ii) the aggregate principal amount outstanding pursuant to this clause (c) shall not exceed $5,000,000;

(d)        (i) Investments existing on, or made pursuant to commitments in existence on, the Closing Date as set forth on Schedule 10.5(d), (ii) Investments existing on the Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, modifications, replacements, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment as of the Closing Date (other than (a) pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Section 10.5);

(e)         any Investment acquired by the Borrower or any of its Restricted Subsidiaries: (i) in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by the Borrower or any such Restricted Subsidiary in each case in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(f)          Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(g)         Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower and (ii) by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary; provided, that Investments by any Restricted Subsidiary that is not a Guarantor in the Borrower or any Guarantor shall be subordinated in right of payment to the Loans;

(h)          Investments constituting Permitted Acquisitions;

(i)          Investments, valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount outstanding pursuant to this Section 10.5(i) not to exceed the greater of (1) $20,000,000 and (2) 3.5% of Consolidated Total Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date);

(j)          from and after the date that is twenty-four (24) months after the Closing Date, Investments made at any such time during which, immediately after giving effect to the making of any such Investment on a Pro Forma Basis, the Restricted Payment Conditions are satisfied (it being understood, for the avoidance of doubt, that no Investments will be permitted to made on reliance of this clause (j) until a date that is on or after twenty-four (24) months after the Closing Date);

(k)          Investments constituting promissory notes and other non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4 or any other disposition of assets not constituting a Disposition;

(l)          [reserved];

(m)         Investments consisting of Restricted Payments permitted under Section 10.6 (other than Section 10.6(c));

(n)          [reserved];

(o)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(p)          Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices or industry practice;

(q)        advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case of the Borrower or any Restricted Subsidiary and in the ordinary course of business;

(r)         guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)          Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t)          Investments in Industry Investments;

(u)          to the extent constituting Investments, the Transactions;

(v)          Investments in Hedge Agreements permitted by each of Section 10.1 and Section 10.10;

(w)        Investments consisting of Indebtedness, fundamental changes, Dispositions and payments permitted under Sections 10.1 (other than Sections 10.1(d)(iii) and (g)(ii)), 10.3 (other than Sections10.3(a), (c) and (g)), 10.4 (other than Section 10.4(d)) and 10.7;

(x)         in the case of the Borrower and its Restricted Subsidiaries, Investments consisting of intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business; provided that, in the case of any such Indebtedness owing by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Indebtedness shall, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, be subordinated to the Obligations pursuant to the Intercompany Note; provided further that in the case of any such Indebtedness owing by a Restricted Subsidiary that is not a Guarantor to the Borrower or a Guarantor, (i) such Indebtedness shall be evidenced by the Intercompany Note pledged in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Agreement and (ii) the aggregate amount of all such Indebtedness owing by a Restricted Subsidiary that is not a Guarantor to the Borrower or a Guarantor pursuant to this Section 10.5(x) shall not to exceed the greater of (A) $10,000,000 and (B) 2.0% of the Borrowing Base at the time such Indebtedness is incurred;

(y)          Investments resulting from pledges and deposits under clauses (d), (e), (t) and (u) of the definition of “Permitted Liens” and clauses (j), (o) and (y) of Section 10.2;

(z)          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;

(aa)        Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(bb)        Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(cc)        [reserved];

(dd)        [reserved];

(ee)        Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this Section 10.5(ee) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of marketable securities (until such proceeds are converted to cash equivalents) not to exceed the greater of (i) $10,000,000 and (ii) 2.0% of the Borrowing Base at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(ff)         any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses (a) through (ee) above or in connection with a transaction permitted by Section 10.3 or in connection with a Disposition permitted pursuant to Section 10.4.

10.6       Limitation on Restricted Payments.  The Borrower will not directly or indirectly pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests) or redeem, purchase, retire or otherwise acquire for value any of its Equity Interests (other than through the issuance of additional Qualified Equity Interests), or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (except in connection with an Investment permitted under Section 10.5) any Equity Interests of the Borrower, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a)        the Borrower may redeem in whole or in part any of its Equity Interests in exchange for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Equity Interests redeemed thereby, and the Borrower may pay Restricted Payments to any Parent Entity payable solely in the Equity Interests (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b)        the Borrower may redeem, acquire, retire or repurchase shares of its Equity Interests held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Restricted Subsidiaries, in connection with the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments made under this clause (b) shall not exceed (A) $10,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $20,000,000 in any calendar year), plus (B) all net cash proceeds obtained by or contributed to the Borrower during such calendar year from the sales of Equity Interests to other present or former officers, consultants, employees, directors and managers in connection with any permitted compensation and incentive arrangements plus (C) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year plus (D) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Borrower or its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests; notwithstanding the foregoing, the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (B), (C) and (D) above in any calendar year and provided, further, that cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any Restricted Subsidiary, any direct or indirect parent company of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c)          to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5 (other than Sections 10.5(n) and (w));

(d)          to the extent constituting Restricted Payments, the Borrower may consummate transactions expressly permitted by Section 10.3;

(e)          the Borrower may repurchase Equity Interests of the Borrower upon exercise of stock options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants;

(f)          the Borrower may make Restricted Payments in the form of Equity Interests of the Borrower (other than Disqualified Stock not otherwise permitted by Section 10.1);

(g)          the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or other Investment permitted under Section 10.5;

(h)          the Borrower may pay any dividends or distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the other clauses of this Section 10.6;

(i)          from and after the date that is twenty-four (24) months after the Closing Date, so long as, immediately after giving effect thereto on a Pro Forma Basis, the Restricted Payment Conditions are satisfied, the Borrower may declare and pay additional Restricted Payments without limit in cash or otherwise to the holders of its Equity Interests (it being understood, for the avoidance of doubt, that no Restricted Payments will be permitted to made on reliance of this clause (i) until a date that is on or after twenty-four (24) months after the Closing Date); provided, that, in the case of any Restricted Payment in the form of assets other than cash, no such Restricted Payment shall be made if a Borrowing Base Deficiency would result from an adjustment to the Borrowing Base resulting from such Restricted Payment (unless the Borrower shall have cash on hand sufficient to eliminate any such potential Borrowing Base Deficiency and shall, in accordance with the terms hereof, promptly cure such Borrowing Base Deficiency);

(j)          the Borrower may consummate the Transactions (and pay fees and expenses in connection therewith on or following the Closing Date), and make payments described in Section 10.14(a), (e) and (f) (subject to the conditions set out therein);

(k)        payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l)          payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement;

(m)         [reserved];

(n)        the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary); provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Permitted Investments);

(o)          [reserved]; and

(p)         so long as no Event of Default then exists or would result therefrom, other Restricted Payments in an aggregate amount not to exceed the greater of $10,000,000 and 2.25% of the Borrowing Base at the time such Restricted Payment is made.

10.7        Limitations on Debt Payments and Amendments.

(a)          The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease prior to its scheduled maturity any Permitted Additional Debt or any other Indebtedness for borrowed money that is expressly subordinated in right of payment to or payment priority or is secured by a Junior Lien (or any Permitted Refinancing Indebtedness in respect thereof to the extent constituting Junior Debt) (such Permitted Additional Debt or other Indebtedness or any Permitted Refinancing Indebtedness in respect thereof, “Junior Debt”) (for the avoidance of doubt, it being understood that payments of regularly-scheduled cash interest in respect of Junior Debt and any AHYDO payments shall be permitted unless expressly prohibited by the terms of the documents governing such subordination); provided, however, that the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease prior to its scheduled maturity any Junior Debt (i) in exchange for or with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging any Junior Debt to Qualified Equity Interests, (iii) from and after the date that is twenty-four (24) months after the Closing Date, so long as, immediately after giving effect thereto on a Pro Forma Basis, the Restricted Payment Conditions are satisfied (it being understood, for the avoidance of doubt, that no prepayment, repurchase, redeemption or defeaseance prior to its scheduled maturity of any Junior Debt will be permitted to made on reliance of this clause (iii) until a date that is on or after twenty-four (24) months after the Closing Date), (iv) in exchange for or with proceeds of any Qualified Equity Interests within ninety (90) days of receipt of such proceeds or (v) owed to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note; provided, further, that, after giving effect to any adjustment of the Borrowing Base made pursuant to Section 2.14(f) and any repayment of the Loans required in connection therewith, so long as no Event of Default then exists, the Borrower or any Restricted Subsidiary may make mandatory prepayments in respect of any Junior Debt with the proceeds of the disposition of any assets that have been pledged to secure such Junior Debt;

(b)          The Borrower will not amend or modify the terms of any Junior Debt, other than amendments or modifications that (i) would otherwise comply with the definition of “Permitted Refinancing Indebtedness” that may be incurred to Refinance any such Indebtedness, (ii) would have the effect of converting any Junior Debt to Qualified Equity Interests or (iii) to the extent such amendment or modification would not have been prohibited under this Agreement at the time such Permitted Refinancing Indebtedness, Junior Debt or documentation was first issued, incurred or entered into, as applicable (it being understood that in no event shall such amendment or modification make earlier the final maturity date of such Indebtedness or reduce the Weighted Average Life to Maturity of such Indebtedness and, with respect to any Permitted Additional Debt or Permitted Refinancing Indebtedness thereof, such analysis shall assume that the Agreement in effect at the time of such amendment or modification constituted the Agreement at the time when such Permitted Refinancing Indebtedness or Junior Debt was first issued, incurred or entered into, as applicable); and

(c)        Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case, unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment, or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

10.8      Negative Pledge Agreements.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document)  that limits the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a)          (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement;

(b)         are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c)          represent Indebtedness permitted under Section 10.1 of a Restricted Subsidiary of the Borrower that is not a Guarantor so long as such Contractual Requirement applies only to such Subsidiary and its Subsidiaries;

(d)          arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;

(e)         are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable to joint ventures or otherwise arise in agreements which restrict the Disposition or distribution of assets or property subject to oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business and customary provisions in any Agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(f)           are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(g)          are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(h)          are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i)           restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(j)           [reserved];

(k)        exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Contractual Requirement in the Indebtedness being refinanced;

(l)          are customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(m)        are included in any agreement relating to any Lien, so long as (i) such Lien is permitted under Section 10.2(b), (c) or (f) and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.8;

(n)          are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 10.1 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Credit Documents as determined by the Borrower in good faith;

(o)         are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(p)          [reserved];

(q)          arise in connection with cash or other deposits permitted under Sections 10.2 and 10.5 and limited to such cash or deposit; and

(r)          are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9         Limitation on Subsidiary Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)          contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Credit Documents;

(b)          [reserved];

(c)          purchase money obligations for property acquired in the ordinary course of business and obligations under any Capitalized Lease that impose restrictions on transferring the property so acquired;

(d)          [reserved];

(e)          any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f)           [reserved];

(g)          secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1(p) or (y) as it relates to the right of the debtor to dispose of the assets securing such Indebtedness;

(h)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)          other Indebtedness of Borrower and its Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Sections 10.1(a), (k), (p), (q) and (y) so long as the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date;

(j)         customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property or are otherwise customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(k)          customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(l)           any agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition; and

(m)        any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10      Hedge Agreements.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(a)          Hedge Agreements with Approved Counterparties in respect of Hydrocarbons entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed, as of the date the latest hedging transaction is entered into under a Hedge Agreement, the greater of (x) 80% of the reasonably anticipated Hydrocarbon production of crude oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties’ total Proved Reserves (as forecast based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable) and (y) 95% of the reasonably anticipated Hydrocarbon production of crude oil, natural gas and natural gas liquids, calculated separately, from the Credit Parties’ total Proved Developed Producing Reserves (as forecast based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable), in each case for the sixty-six (66) month period from the date of creation of such hedging arrangement, based on daily volumes on an annual basis (the “Ongoing Hedges”).  In no event shall any Hedge Agreement entered into by the Credit Parties have a tenor longer than sixty-six (66) months.  In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition of Oil and Gas Properties (a “Proposed Acquisition”), the Credit Parties may also enter into incremental hedging contracts with respect to the Credit Parties’ reasonably anticipated projected production from the total Proved Reserves of the Borrower and its Restricted Subsidiaries as forecast based upon the most recent Reserve Report having notional volumes not in excess of 15% of the Credit Parties’ existing projected production prior to the consummation of such Proposed Acquisition (such that the aggregate shall not be more than 100% of the reasonably anticipated projected production prior to the consummation of such Proposed Acquisition) for a period not exceeding thirty-six (36) months from the date such hedging arrangement is created during the period between (i) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (ii) the earliest of (A) the date of consummation of such Proposed Acquisition, (B) the date of termination of such Proposed Acquisition and (C) ninety (90) days after the date of execution of such definitive acquisition agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion).  However, all such incremental hedging contracts entered into with respect to a Proposed Acquisition must be terminated or unwound within ninety (90) days following the date of termination of such Proposed Acquisition.  It is understood that commodity Hedge Agreements which may, from time to time, “hedge” the same volumes of commodity risk but different elements of commodity risk thereof, including where one or more such Hedge Agreements partially offset one or more other such Hedge Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(b)          Other Hedge Agreements (other than any Hedge Agreements in respect of Hydrocarbons or equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions) entered into not for speculative purposes.

(c)        It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall be deemed not to be speculative or entered into for speculative purposes:  (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) [reserved], (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

(d)        For purposes of entering into or maintaining Ongoing Hedges under Section 10.10(a), forecasts of reasonably projected Hydrocarbon production volumes and reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves or total Proved Developed Producing Reserves based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

10.11      Financial Covenants.

(a)          Consolidated Total Net Leverage Ratio.  The Borrower will not permit the Consolidated Total Net Leverage Ratio as of the last day of the Test Period ending on March 31, 2020 and as of the last day of any Test Period ending thereafter to be greater than 3.50 to 1.00.

(b)          Current Ratio.  The Borrower will not permit the Current Ratio as of the last day of the fiscal quarter ending on or after March 31, 2020 to be less than 1.00 to 1.00.

10.12      Accounting Changes; Amendments to Organization Documents.  The Borrower shall not and shall not permit any of its Restricted Subsidiaries to (a) have its fiscal year end on a date other than December 31 or have its fiscal quarters end on dates other than March 31, June 30 or September 30 or (b) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Document in a manner that is material and adverse to the interests of the Administrative Agent or the Lenders without the consent of the Majority Lenders and the Administrative Agent.

10.13      Change in Business; Foreign Operations.

(a)          The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from (i) the business conducted by them on the Closing Date or (ii) any other business reasonably related, complementary, incidental, synergistic or ancillary thereto or reasonable extensions thereof.

(b)          From and after the date hereof, the Borrower shall not, and shall not permit any Restricted Subsidiary to, acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries, and the territorial waters, of the United States or form or acquire any Foreign Subsidiary.

10.14      Transactions with Affiliates.  The Borrower shall not conduct, and cause each of the Restricted Subsidiaries not to conduct, any transactions involving aggregate payments or consideration in excess of $5,000,000 with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) unless such transactions are on terms that are substantially no less favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a)          the consummation of the Transactions, including the payment of Transaction Expenses;

(b)          the issuance of Equity Interests of the Borrower to any officer, director, employee or consultant of any of the Borrower or any of its Subsidiaries or the Sponsor or any of its Subsidiaries;

(c)          equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower permitted under Section 10.6;

(d)          loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under Section 10;

(e)         employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Subsidiaries and their respective future, current or former directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower;

(f)          transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.14 or any amendment thereto or arrangement similar thereto to the extent such amendment or arrangement is not adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith);

(g)          [reserved];

(h)        any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower;

(i)           [reserved];

(j)           any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(k)       the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, future, current or former directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries;

(l)         transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because a director of such Person is also a director of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower, as the case may be, on any matter involving such other Person;

(m)         payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Borrower in good faith;

(n)         any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the Board of Directors in good faith or, any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business;

(o)          Permitted Intercompany Activities;

(p)          the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(q)          Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6; and

(r)          transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

10.15     Sale or Discount of Receivables.  Except for (a) receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or (b) the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

10.16     Gas Imbalances, Prepayments.  The Borrower shall not, and shall not permit its Restricted Subsidiaries to have, gas imbalances, take or pay or other prepayments exceeding one half bcf of gas (stated on an mcf equivalent basis) listed on the most recent Reserve Report, that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

10.17      ERISA Compliance.  The Borrower will not, and will not permit any Subsidiary to, at any time:

(a)          engage, or permit any ERISA Affiliate to engage, in any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which would have a Material Adverse Effect;

(b)         fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any such Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, if such failure could reasonably be expected to have a Material Adverse Effect; or

(c)         contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability other than the payment of accrued benefits under such plan, or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

SECTION 11.       EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1        Payments.  The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2        Representations, Etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, report or notice delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.3        Covenants.  Any Credit Party shall:

(a)          default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(d)(i), 9.5 (solely with respect to the Borrower), 9.12, 9.17(a)(ii), 9.17(b) or Section 10; or

(b)          default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Credit Document and such default shall continue unremedied for a period of at least thirty (30) days after receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4        Default Under Other Agreements.

(a)          The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (1) with respect to indebtedness in respect of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements, (2) any event requiring prepayment pursuant to customary asset sale provisions and (3) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower, or

(b)          Without limiting the provisions of clause (a) above, any such default under any such Material Indebtedness shall cause such Material Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and (i) with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements, (ii) other than pursuant to customary asset sale provisions and (iii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement) prior to the stated maturity thereof.

11.5       Bankruptcy, Etc.  The Borrower or any Restricted Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Restricted Subsidiary and the petition is not dismissed or stayed within sixty (60) days after commencement of the case, proceeding or action, the Borrower or the applicable Restricted Subsidiary consents to the institution of such case, proceeding or action prior to such 60-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, the Borrower or any Restricted Subsidiary or all or any substantial portion of the property or business thereof; or the Borrower or any Restricted Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of sixty (60) days; or the Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors.

11.6       ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect could reasonably be expected to result, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that, when taken together with other such events, could reasonably be expected to result in a Material Adverse Effect.

11.7       Credit Documents.  The Credit Documents or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Credit Party’s obligations thereunder are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.8        Security Documents.  The Mortgage or any other Security Document or any material provision thereof or a Junior Lien Intercreditor Agreement or any material portion thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof), or any grantor thereunder or any other Credit Party shall assert in writing that any grantor’s obligations under the Collateral Agreement, the Mortgage or any other Security Document are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.9       Judgments.  One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $30,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments or decrees are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days.

11.10      Change of Control.  A Change of Control shall have occurred.

11.11      Intercreditor Agreements.  (i) Any of the Obligations of the Credit Parties under the Credit Documents for any reason shall cease to be (x) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any document governing Junior Debt, (y) [reserved] or (z) “First Lien Credit Agreement Obligations” or “Senior Obligations” (or any comparable term) under, and as defined in, any Junior Lien Intercreditor Agreement or (ii) the subordination provisions set forth in any Junior Lien Intercreditor Agreement, Subordination Agreement or other document governing Junior Debt shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Junior Debt or parties to (or purported to be bound by) the Subordination Agreement, in each case, if applicable.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may with the consent of and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice):  (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and/or (c) demand cash collateral in respect of any outstanding Letter of Credit pursuant to Section 3.7(b) in an amount equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.  In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

11.12     Application of Proceeds.  Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall, subject to the terms of any applicable Junior Lien Intercreditor Agreement, be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.7 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 12.7) arising under the Credit Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Unpaid Drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of Letters of Credit Outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.7, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such Letters of Credit Outstanding, (y) subject to Section 3.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause Fourth;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid, to the Borrower or as otherwise required by Requirements of Law.

Subject to Section 3.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

11.13      Equity Cure.

(a)          Notwithstanding anything to the contrary contained in this Section 11 or in any Credit Document, in the event that the Borrower fails to comply with the Leverage Ratio Covenant and/or the Current Ratio Covenant, then (A) until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating the applicable Financial Performance Covenant is required to be delivered pursuant to Section 9.1(c) (the “Cure Deadline”), the Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds (which cash proceeds shall be received no earlier than the first day of the applicable fiscal quarter for which there is a failure to comply with the applicable Financial Performance Covenant) from an issuance of Qualified Equity Interests (other than Disqualified Stock) for cash as a cash capital contribution (or from any other contribution of cash to capital or issuance or sale of any other Equity Interests on terms reasonably acceptable to the Administrative Agent), and upon receipt by the Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the Leverage Ratio Covenant and/or the Current Ratio Covenant (as applicable) shall be recalculated giving effect to the following pro forma adjustments:

(i)          (A) Consolidated EBITDAX shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Leverage Ratio Covenant with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and/or (B) Consolidated Current Assets shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Current Ratio Covenant with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii)         neither Consolidated Total Debt nor Consolidated Current Liabilities for such Test Period shall be decreased by any prepayments of Indebtedness with the proceeds of the Cure Amount and any cash proceeds shall not be “netted” for purposes of ratio calculations with respect to any four fiscal quarter period in which the fiscal quarter period in which such equity cure has been made is included; and

(iii)       if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (A) in each period of four (4) consecutive fiscal quarters there shall be at least two (2) fiscal quarters in which no Cure Right is exercised, (B) Cure Rights shall not be exercised more than five times during the term of this Agreement, (C) if the Borrower cures the failure to comply with both Financial Performance Covenants in the same fiscal quarter, such cures shall constitute a single cure for purposes of the preceding subclause (B), (D) if the Borrower cures the failure to comply with both Financial Performance Covenants in the same fiscal quarter, the same dollar of the Cure Amount shall be applied only once to either increase Consolidated EBITDAX or Consolidated Current Assets but not both, (E) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the applicable Financial Performance Covenant above (such amount, the “Necessary Cure Amount”); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Performance Covenants for such fiscal quarter (such amount, the “Expected Cure Amount”), (F) in respect of the fiscal quarter in which such Cure Right was exercised and for each Test Period that includes such fiscal quarter, all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the Financial Performance Covenants and (G) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the ten (10) Business Day period referred to above, unless the Borrower shall have received the Cure Amount; and

(iv)        upon receipt by the Administrative Agent of written notice, on or prior to the Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Financial Performance Covenants, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline.

(b)          Expected Cure Amount.  Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive cash proceeds from issuance of Equity Interests (other than Disqualified Stock) or a cash capital contribution, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

SECTION 12.      THE AGENTS

12.1       Appointment.

(a)         Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Section 12 (other than Section 12.1(c) with respect to the Lead Arranger and Bookrunner, and Sections 12.9, 12.11, 12.12 and the last sentence of Section 12.4 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)         The Administrative Agent, each Lender and each Issuing Bank hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and each Issuing Bank irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or the Issuing Banks, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)          The Lead Arranger and Bookrunner, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2       Delegation of Duties.  The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it.

12.3       Exculpatory Provisions.  No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.  The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender or any Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4       Reliance by Agents.  The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, email, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and/or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Notwithstanding any provision in this Agreement to the contrary, the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action or refuse to take any action where, in its opinion or in the opinion of its counsel, the taking or refusal to take such action may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law.  For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5       Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice written from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval or consent of the Majority Lenders, the Required Lenders, each individual lender or adversely affected Lender, as applicable.

12.6      Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender or any Issuing Bank.  Each Lender and each Issuing Bank represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and an investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7       Indemnification.  The Lenders severally agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after Payment in Full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date on which Payment in Full occurred), from and against any and all Indemnified Liabilities; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7.  In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8       Agents in Its Individual Capacities.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9       Successor Agents.  Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower.  If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, may be removed as Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower upon ten (10) days’ notice to the Lenders.  Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in New York.  If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above (provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or Issuing Banks under and Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section 12.9).  Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9).  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Issuing Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

12.10     Withholding Tax.  To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.  In addition, each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any applicable Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of any applicable Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10.  For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Issuing Bank. The agreements in this Section 12.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

12.11     Security Documents and Collateral Agent under Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents.  Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may take such action and execute and deliver any such instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to Section 13.17.  The Lenders and the Issuing Banks (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Collateral Agent is authorized and the Collateral Agent agrees it shall (for the benefit of Borrower), without any further consent of any Lender, enter into or amend any Junior Lien Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and with any material modifications to be reasonably satisfactory to the Administrative Agent), (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any Junior Lien Intercreditor Agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties.  Furthermore, the Lenders and the Issuing Banks (including in their capacities as potential Cash Management Bank and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (j) of the definition of “Permitted Liens” and clauses (c), (j), (o), (p), (s), (v) and (y) of Section 10.2; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such subordination is permitted under this Agreement.

12.12     Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.13     Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid hereunder or under any other Credit Document in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.14     Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

12.15     Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 13.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in Section 12.15(ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 13.      MISCELLANEOUS.

13.1       Amendments, Waivers and Releases.

(a)         Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1.  The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive or reduce any portion, or extend the date for the payment (including the Maturity Date), of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and any change due to a change in the Borrowing Base or Available Commitment), or extend the final expiration date of any Lender’s Commitment (provided that (1) any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment in a manner that has no adverse impact on any other Lender without the consent of any other Lender, including the Majority Lenders, and (2) it is being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 in a manner that would reduce the voting rights of any Lender, or reduce the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend the provisions of Section 11.12 or any analogous provision of any Security Document, in a manner that would by its terms alter the order of payment specified therein or the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby, or (iv) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Issuing Bank to whom Section 3 then applies in a manner that directly and adversely affects such Person, or (vi) [reserved], or (vii) release all or substantially all of the aggregate value of the Guarantees without the prior written consent of each Lender, or (viii) release all or substantially all of the Collateral under the Security Documents without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six (6) months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (x) increase the Borrowing Base or waive a condition in or modify in any manner adverse to a Lender in Section 6.2 without the written consent of each Lender (subject to Section 13.1(b) in the case of a Defaulting Lender) or decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), (d), (e), (f), (g) or (j) if such modification would have the effect of increasing the Borrowing Base without the written consent of each Lender (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by, and an automatic reduction in the Borrowing Base may be waived by, the Required Lenders, or (xi) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.

(b)         Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and no such amendment, waiver or consent shall disproportionately adversely affect such Defaulting Lender without its consent as compared to other Lenders (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(c)          Without the consent of any Lender or Issuing Bank, the Credit Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document.

(d)       Notwithstanding anything to the contrary herein, no Lender consent is required to effect any amendment, modification or supplement to any Junior Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral (i) that is for the purpose of adding the holders of such secured or subordinated Indebtedness permitted to be incurred under this Agreement (or, in each case, a representative with respect thereto), as parties thereto, as expressly contemplated by the terms of such Junior Lien Intercreditor Agreement, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders) or (ii) that is expressly contemplated by any Junior Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral or (iii) otherwise, with respect to any material amendments, modifications or supplements, to the extent such amendment, modification or supplement is reasonably satisfactory to the Administrative Agent; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or Collateral Agent, as applicable.

(e)          The Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.10(d) in accordance with the terms of Section 2.10(d).

(f)         In addition, notwithstanding the foregoing, subject to Section 2.14 hereof, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Replaced Loans”) with replacement loans (“Replacement Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with such Replacement Loans, (ii) the All-In Yield with respect to such Replacement Loans shall not be higher than the All-In Yield for such Replaced Loans immediately prior to such refinancing unless the maturity of the Replacement Loans is at least one year later than the maturity of the Replaced Loans and (iii) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Replaced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing.  Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 13.1 to the contrary.

(g)         Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents (including any exhibit, schedule or other attachment) may be made with the consent of the Borrower and the Administrative Agent (i) if such modifications are not adverse in any material respect to the Lenders or the Issuing Banks (in which case, the consent of the Issuing Banks shall be required) or (ii) to the extent necessary (A) to integrate any Incremental Increase or Extended Commitment contemplated by Sections 2.16 and 2.17 or (B) to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case with respect to this clause (B), the Lenders and the Issuing Banks shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

13.2      Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)          if to the Borrower, the Administrative Agent, the Collateral Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)          if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4       Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.  Such representations and warranties shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Secured Cash Management Agreements or contingent indemnification obligations, in any such case, not then due and payable).

13.5       Payment of Expenses; Indemnification.

(a)         The Borrower agrees (i) to pay or reimburse the Administrative Agent and the other Agents and the Lead Arranger and Bookrunner for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration (including all reasonable and documented costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent, Collateral Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein or conducting of title reviews, mortgage matches and collateral reviews) of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to Simpson Thacher & Bartlett LLP and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole and one regulatory counsel to all such Persons with respect to a relevant regulatory matter, taken as a whole, (and solely in the case of an actual conflict of interest, one additional counsel and (if reasonably necessary) one local counsel and one regulatory counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) and (ii) to pay or reimburse the Administrative Agent, Collateral Agent, the Issuing Banks and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any legal proceeding, including any bankruptcy or insolvency proceeding, and including all respective Attorney Costs).  The agreements in this Section 13.5 shall survive the repayment of all other Obligations.  All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request).  If any Credit Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Credit Document, such amount may be paid on behalf of such Credit Party by the Administrative Agent in its discretion.

(b)         The Borrower shall indemnify and hold harmless each Agent, Lender, Issuing Bank, Lead Arranger and Bookrunner, Agent-Related Party and their Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, or out-of-pocket expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole (and solely in the case of an actual conflict of interest, one additional counsel to the affected Indemnitees, taken as a whole) and (if reasonably necessary) one local counsel, in any relevant material jurisdiction) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Letter of Credit, or Loan or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Environmental Claim regarding, or liability or obligation (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Credit Parties or any Subsidiary under or relating to any Environmental Law or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Credit Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or collateral agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower, the Sponsor or any of their Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction).  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Indemnitee), nor shall any Indemnitee, Agent-Related Parties, Credit Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto).  In the case of an investigation, litigation or other Proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or Proceeding is brought by any Credit Party, any Subsidiary of any Credit Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents are consummated.  All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 13.5.  The agreements in this Section 13.5 shall survive the resignation of the Administrative Agent, the Collateral Agent or Issuing Bank, the replacement of any of the foregoing or any Lender and the repayment, satisfaction or discharge of all the other Obligations.  For the avoidance of doubt, this Section 13.5(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

13.6       Successors and Assigns; Participations and Assignments.

(a)         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 13.6.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Agent-Related Parties and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i)           Subject to the conditions set forth in Section 13.6(b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries and their respective Affiliates, any natural person, any Disqualified Institution, or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent of:

(A)           the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) for an assignment to an existing Lender and their Affiliates and (y) for an assignment if an Event of Default has occurred and is continuing; and

(B)          the Administrative Agent and each Issuing Bank (in each case, not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to an existing Lender and their Affiliates.

(ii)         Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or an integral multiple of $5,000,000, unless each of the Borrower, each Issuing Bank and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Administrative Agent shall enter the relevant information in the Register pursuant to clause (b)(iv) of this Section 13.6; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Sections 5.4(d), (e), (h) and (i), as applicable).

(iii)        Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.11, 5.4 and 13.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv)         The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including any SPVs that provide all or any part of a Loan pursuant to Section 13.6(g) hereof), and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent, each Issuing Bank and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(c)          (i)           Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities other than any Defaulting Lender, any Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available to all Lenders), the Borrower or any Subsidiary of the Borrower or their respective Affiliates or natural persons (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”.  Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7) and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6).  To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6.  Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).

(d)          Any Lender may, without the consent of the Borrower, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H evidencing the Loans owing to such Lender.

(e)        Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all Confidential Information and financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)         The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  This Section 13.6(g) may not be amended without the written consent of the SPV.  Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of Sections 2.10, 2.11, 3.11 and 5.4 as though it were a Lender, and Sections 2.12 and 13.7), and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6).  Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrowers’ prior written consent.

(h)         Any request for consent of the Borrower pursuant to Section 13.6(b)(i)(A) and related communications shall be delivered by the Administrative Agent simultaneously to the following Persons:

(i)          with respect to any request for consent in respect of any assignment relating to Commitments or Loans, to (A) any recipient that is an employee of the Borrower, as designated in writing to the Administrative Agent by the Borrower from time to time (if any) and (B) the chief financial officer of the Borrower or any other Authorized Officer designated by the Borrower in writing to the Administrative Agent from time to time; and

(ii)         in addition to the Persons set forth in clause (i) above and prior to the occurrence of a Change of Control, with respect to any request for consent in respect of any assignment or participation relating to Commitments or Loans, to an employee of the Sponsor designated in writing to the Administrative Agent by the Sponsor from time to time.

(i)         The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(j)          If any Loans or Commitments are assigned or participated (x) to a Disqualified Institution or (y) without complying with the notice requirement under Section 13.6(h)(i), such assignment or participation shall not be void, but: (a) the Borrower may (i) terminate any commitment of such person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such Person paid to acquire such Loans or Commitments, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more eligible Lenders at the price indicated above (which assignment shall not be subject to any processing and recordation fee), (b) no such Person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (c) for purposes of voting, any Loans and Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender” or class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class so approves, and (e) such person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution and not to any assignee of such Disqualified Institution that becomes a Lender so long as such assignee is not a Disqualified Institution or an affiliate thereof. For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable assignment or participation effective date (including as a result of the delivery of a notice pursuant to the definition of Disqualified Institution) such assignee shall not retroactively be disqualified from becoming a Lender.

13.7       Replacements of Lenders under Certain Circumstances.

(a)          In the event that any Lender (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.11 or 5.4 (other than Section 5.4(b)), (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, the Borrower shall be entitled to replace such Lender; provided that, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.11 or 5.4, as the case may be owing to such replaced Lender prior to the date of replacement, (C) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent and each Issuing Bank (except to the extent such Issuing Banks is, or is an Affiliate of, the Lender being replaced) and (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee).

(b)         If any Lender (such Lender, a “Non-Consenting Lender”) failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Majority Lenders (or, in the case of a Lender becoming a Non-Consenting Lender due to its failure to consent to a proposed increase in the Borrowing Base, the Required Lenders) shall have granted their consent to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and each Issuing Bank (except to the extent any such Issuing Bank is, or is an Affiliate of, the Lender being replaced); provided that, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (iii) the Borrower, the Administrative Agent and such Non-Consenting Lender shall otherwise comply with Section 13.6 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee).

(c)         Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, each Issuing Bank and the assignee and that the Lender making such assignment need not be a party thereto.

(d)         Any such Lender replacement or Commitment termination pursuant to this Section 13.7 shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

13.8       Adjustments; Set-off.

(a)         If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension.  Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)          After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders and Issuing Banks provided by Requirements of Law, each Lender, each Issuing Bank and their respective Affiliates, shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Credit Parties hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender or Issuing Bank agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9       Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11     Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12    GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13     Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)         submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case located in New York County, and appellate courts from any thereof; provided that nothing contained herein or in any other Credit Document will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Credit Documents or against any Collateral or any other property of any Credit Party in any other forum in which jurisdiction can be established;

(b)         consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e)         without limitation of Sections 12.7 and 13.5, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto); and

(f)          agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14     Acknowledgments.  The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)       (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, other Agents and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any other Agent, the Lead Arranger and Bookrunner, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent, any Lead Arranger and Bookrunner, or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent, the Lead Arranger and Bookrunner or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)         no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15     WAIVERS OF JURY TRIAL.  THE BORROWER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16     Confidentiality.  The Administrative Agent, each other Agent, any Issuing Bank and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, any Issuing Bank or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure to any other Lender hereto and (a) to its Affiliates and its Affiliates’ employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having jurisdiction over such Person; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Requirements of Law or regulations or by any subpoena or similar legal process; provided, that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (d) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 13.16 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 13.6(d), counterparty to a Hedge Agreement, credit insurer, eligible assignee of or participant in, or any prospective eligible assignee of or participant in any of its rights or obligations under this Agreement pursuant to Section 13.6, provided that the disclosure of any such Confidential Information to any Lenders or eligible assignees or participants shall be made subject to the acknowledgement and acceptance by such Lender, eligible assignee or participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or as otherwise reasonably acceptable to the Borrower) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Confidential Information; (e) with the prior written consent of the Borrower; (f) to the extent such Confidential Information becomes public other than by reason of disclosure by such Person in breach of this Agreement; provided that unless prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, any Issuing Bank and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Issuing Bank or such other Agent, as applicable, by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Issuing Bank or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary; (g) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to Credit Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; or (h) to the extent such Confidential Information is independently developed by or was in the prior possession of the Administrative Agent, the Lead Arranger and Bookrunner, such Lender or any of their respective Affiliates so long as not based on information obtained in a manner that would violate this Section 13.16; provided that no disclosure shall be made to any Disqualified Institution.  In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.  “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by the arrangers to data service providers, including league table providers, that serve the lending industry.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

13.17     Release of Collateral and Guarantee Obligations.

(a)         The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement and the Liens encumbering such Collateral and held by each other creditor party to any Junior Lien Intercreditor Agreement are required to be released pursuant to the relevant intercreditor agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) upon any Collateral becoming an Excluded Equity Interest, an Excluded Asset or becoming owned by an Excluded Subsidiary (iv) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (v) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the second succeeding sentence or Section 5(e) of the Guarantee and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.  Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary.  Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.  In connection with any release hereunder, the Administrative Agent and Collateral Agent shall promptly take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document in respect of such Subsidiary, property or asset.

(b)        Notwithstanding anything to the contrary contained herein or any other Credit Document, when Payment in Full has occurred (subject to any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and payable), upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and payable.  Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

13.18    Patriot Act.  The Agents and each Lender hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19    Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20     Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21    Disposition of Proceeds.  The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22     Collateral Matters; Hedge Agreements.  The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement.  No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

13.23     Agency of the Borrower for the Other Credit Parties.  Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

13.24     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an EEA Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

13.25     Acknowledgement Regarding Any Supported QFCs.  To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

LEGACY RESERVES INC., as the Borrower

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Chief Executive Officer

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as the Administrative Agent, the
Collateral Agent, an Issuing Bank and a Lender

By:	/s/ Todd Fogle
Name:	Todd Fogle
Title:	Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

BMO HARRIS FINANCING, INC., as a Lender

By:	/s/ Melissa Guzmann
Name:	Melissa Guzmann
Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Pace Doherty
Name:	Pace Doherty
Title:	Vice President

CITIBANK, N.A.

By:	/s/ Cliff Vaz
Name:	Cliff Vaz
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as a Lender

By:	/s/ Kathleen Sweeney
Name:	Kathleen Sweeney
Title:	Managing Director

By:	/s/ Pierre Bennnaim
Name:	Pierre Bennnaim
Title:	Managing Director

SOCIETE GENERALE, as a Lender

By:	/s/ Max Sonnonstine
Name:	Max Sonnonstine
Title:	Director

Schedule 1.1(c)

Hedge Pricing Table

	1Q20	2Q20	3Q20	4Q20	2021	2022	2023
Oil Hedge Volumes (MBbl)	768	768	768	768	2,504	2,148	1,883
Expected Strike Price ($/Bbl)	$52.22	$52.22	$52.22	$52.22	$49.73	$48.93	$48.88
Price Deck ($/Bbl)	$48.00	$48.00	$48.00	$48.00	$48.00	$48.00	$49.00
Natural Gas Hedge Volumes (MMcF)	9,322	9,322	9,322	9,322	33,852	31,136	28,918
Expected Strike Price ($/Mcf)	$2.30	$2.30	$2.30	$2.30	$2.33	$2.35	$2.40
Price Deck ($/Mcf)	$2.25	$2.25	$2.25	$2.25	$2.30	$2.35	$2.45